UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ADEPT TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADEPT TECHNOLOGY, INC.

5960 Inglewood Drive

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 9, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Adept Technology, Inc., a Delaware corporation, to be held on Wednesday, November 9, 2011 at 8:00 a.m. local time at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588, for the following purposes:

1. To elect six directors to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified;

2. To approve amendments to the Adept Technology, Inc. 2005 Equity Incentive Plan that would (i) increase the number of shares of Common Stock authorized for issuance by 750,000 shares to a total of 2,000,000 shares, plus any shares previously authorized for issuance but not granted under the Amended and Restated Adept Technology, Inc. 2004 Director Option Plan, which would terminate on November 9, 2011, (ii) increase the maximum aggregate number of shares issuable under the 2005 Equity Incentive Plan pursuant to incentive stock options from 1,000,000 to 2,000,000, (iii) provide for automatic option grants to directors, and (iv) make certain administrative changes.

3. To ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2012; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Whether or not you plan to attend the meeting, please vote as soon as possible.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 19, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors of Adept Technology, Inc.

Lisa M. Cummins
Corporate Secretary

Pleasanton, California

September 26, 2011

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING WHETHER OR NOT YOU ATTEND, PLEASE CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AS PROMPTLY AS POSSIBLE. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE RETURN ENVELOPE PROVIDED. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ADEPT TECHNOLOGY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Adept Technology, Inc., a Delaware corporation, which is referred to in this proxy statement as Adept or the Company, for use at the Annual Meeting of Stockholders to be held Wednesday, November 9, 2011 at 8:00 a.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes specified in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588.

When proxies are properly voted, whether as instructed in the Notice of Internet Availability of Proxy Materials or by dating, executing and returning a paper proxy, the shares they represent will be voted at the Annual Meeting according to the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	for the election of the six nominees for directors named in this proxy statement to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified;

•

to approve amendments to the Adept Technology, Inc. 2005 Equity Incentive Plan that would (i) increase the number of shares of Common Stock authorized for issuance by 750,000 shares to a total of 2,000,000 shares, plus any shares previously authorized for issuance but not granted under the Amended and Restated Adept Technology, Inc. 2004 Director Option Plan, which would terminate on November 9, 2011, (ii) increase the maximum aggregate number of shares issuable under the 2005 Equity Incentive Plan pursuant to incentive stock options from 1,000,000 to 2,000,000, (iii) provide for automatic option grants to directors, and (iv) make certain administrative changes;

•	to ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2012; and

•

at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Internet Availability of Proxy Materials and Annual Report

These proxy solicitation materials are available at www.proxyvote.com on or about September 26, 2011 to all stockholders entitled to vote at the Annual Meeting. A copy of Adept’s Annual Report on Form 10-K will be made available at www.proxyvote.com concurrently with these proxy solicitation materials.

Pursuant to the rules adopted by the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, Adept is required to provide access to our proxy materials via the Internet to a website. Accordingly, Adept is furnishing proxy materials to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. Adept believes that this process should expedite stockholders’ receipt of proxy materials, lower the costs incurred by Adept for the Annual Meeting and help to conserve natural resources. On or about September 26, 2011, Adept mailed to each stockholder of record and beneficial owners (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, in the form of a mailing titled “Important Notice Regarding the Availability of

Proxy Materials,” that contains instructions on how to access and review the proxy materials, including this proxy statement and Adept’s Annual Report to Stockholders on Form 10-K, on a website referred to in such notice and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials and how to instruct us to send future proxy materials to stockholders electronically by email. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request. If you receive a Notice of Internet Availability of Proxy Materials by mail, you should not expect to receive a printed copy of the proxy materials unless you request one. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of Adept’s proxy materials, currently or on an ongoing basis, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date and Shares Outstanding

Stockholders of record at the close of business on September 19, 2011, referred to in this proxy statement as the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 9,746,709 shares of Adept’s common stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

Whether the proxy is submitted via the Internet, by telephone or by mail, any proxy given as a result of this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Secretary of Adept a written notice of revocation or a duly executed proxy bearing a later date (including a telephone or Internet vote) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, be sufficient to revoke a proxy.

Voting and Quorum; Vote Required

Each holder of common stock is entitled to one vote for each share of common stock held by that stockholder on the Record Date.

Stockholders of record have three options for submitting their vote prior to the Annual Meeting: (i) vote via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, (ii) vote via telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or (iii) complete, sign, date and mail in a paper proxy card in a pre-addressed envelope, which you can request as outlined in the Notice of Internet Availability of Proxy Materials.

If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any votes that were previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that is cast in person at the Annual Meeting. Whether the proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted and if it is not revoked prior to the Annual Meeting, the shares will be voted at the Annual Meeting in the manner set forth in this proxy statement or as otherwise specified by the stockholder.

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. That is, if there were more than the six nominees currently proposed for election to the Board, which we do not expect, the six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected directors. Stockholders will not be allowed to cumulate their votes in the election of directors.

Each other item to be voted on at the Annual Meeting, including the proposal to amend the 2005 Equity Incentive Plan, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

A quorum comprising the holders of a majority of the outstanding shares of common stock entitled to vote on the Record Date must be present or represented by proxy to transact business at the Annual Meeting. If the persons present or represented by proxy constitute less than a majority of the outstanding stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

Abstentions will be counted as present for purposes of determining the presence or absence of a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors because directors are elected by plurality. If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote on the election of directors. The proposal to amend the 2005 Equity Incentive Plan (Proposal Two) and the proposal to ratify Armanino McKenna LLP as our independent auditors (Proposal Three) must be approved by a majority of the shares that are present in person or by proxy and entitled to vote on the matter. As a result, broker non-votes generally have no effect, and abstentions, which are treated as shares present or represented and voting, will count as a vote against on Proposals Two and Three.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Armanino McKenna LLP as our independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

“Broker non-votes” include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter.

Recommendations of the Board of Directors

Adept’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal One); FOR the amendment to Adept’s 2005 Equity Incentive Plan (Proposal Two); and FOR the ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors for the fiscal year ending June 30, 2012 (Proposal Three).

Solicitation of Proxies

The cost of this solicitation will be borne by Adept, which is making this solicitation on our own behalf. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to the beneficial owners. Proxies may also be solicited by certain of our directors and officer employees, without additional compensation, personally or by telephone or facsimile.

Stockholders Sharing the Same Last Name and Address

Adept has adopted a procedure called “householding,” which has been approved by the SEC, for certain beneficial owners of our common stock. In accordance with this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials or, if applicable, a paper copy of the annual report and proxy statement, to certain stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure is designed to reduce duplicate mailing and save significant printing and postage costs as well as natural resources. Stockholders who participate in householding will continue to be able to execute separate proxies.

If you received a householded mailing this year and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials or, if applicable, additional copies of our annual report and proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Adept’s Corporate Secretary in writing at 5960 Inglewood Drive, Pleasanton, California 94588, or call Adept at (925) 245-3400. Adept will deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the annual report and proxy statement to you promptly upon receipt of your request. You may also contact us at the address and phone number above if you received multiple copies of the Notice of Internet Availability of Proxy Materials or, if applicable, Annual Meeting materials and would prefer to receive a single copy in the future.

Copies of our Annual Report on Form 10-K

In addition to being available at www.proxyvote.com, copies of our Annual Report on Form 10-K are also available free of charge both on our website at www.adept.com and by request. You may request our Annual Report on Form 10-K by calling Adept Technology at (925) 245-3400, emailing us at investor.relations@adept.com or writing to us at Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588, Attention: Investor Relations.

Stockholder Proposals and Nominations

For business to be conducted or nominations to be considered at the Annual Meeting, the business or nominations must be properly brought before the meeting. Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit a proposal to Adept that qualifies to be properly brought before the Annual Meeting of stockholders to be held in 2012 must (i) be a stockholder of record at the time the proposal is submitted, (ii) be entitled to vote at the Annual Meeting and is a stockholder at the time of the meeting, (iii) submit such proposal in writing to the secretary of Adept with timely notice, no later than the close of business on May 26, 2012 (the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting), and (iv) must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in Adept’s proxy statement or proxy.

Under Adept’s bylaws, a proposal or nomination that the stockholder seeks to bring before the Annual Meeting of stockholders must be submitted in writing to the Corporate Secretary of Adept at the principal executive offices of the corporation not later than the close of business on August 12, 2012 (the 90th day prior to the first anniversary of the preceding year’s Annual Meeting) nor earlier than the close of business on July 10, 2012 (the 120th day prior to the first anniversary of the preceding year’s Annual Meeting). If the date of the Annual Meeting of stockholders changes by more than 30 days from the date of the anniversary of the prior year’s Annual Meeting, stockholder nominations and proposals must be received not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than one hundred (100) days prior to the date of such annual meeting, by the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

Nominations and proposals must include certain information concerning the nominee or the business proposed, as applicable, the text of any proposal (including the text of any proposed resolutions or bylaw amendments), certain representations of the proponent, as well as the proponent stockholder’s ownership of Adept common stock, including, among other information as required in Adept’s Bylaws, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, or as such rules may be amended or superseded. Nominations and proposals not meeting these requirements will not be entertained at the Annual Meeting unless and until applicable law would require otherwise. For the nomination of directors, this includes, in addition to the information described above, other information regarding compensation, voting and other economic arrangements relevant to the equity ownership of such stockholder and beneficial owner and their respective affiliates or associates or others acting in concert therewith, and other arrangements or relationships with a proposed director nominee (including all information that would be required by Rule 404 promulgated under Regulation S-k), and consent thereof, as detailed in Section 2.11 of the Adept Bylaws. As to any other business that the stockholder proposes to bring before the meeting, the proposal must include a brief description, the reasons for, any material interest in and arrangements relevant to, and include the text of, the business and proposal desired to be brought before the meeting.

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the following information also must be provided: (i) the name and address of such stockholder and of such beneficial owner and of their respective affiliates or associates or others acting in concert, (ii) the common stock owned beneficially and of record by such stockholder and such beneficial owner and their respective affiliates or associates or others acting in concert, (iii) any security or similar right, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any transaction designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company (any of the foregoing, a Derivative Instrument), directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (iv) any arrangement pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (v) any arrangement, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company incurred by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or is a “short interest”, (vi) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (vii) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner, (viii) any performance-related fees based on any increase or decrease in the value of shares of the Company or Derivative Instruments, (ix) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, (x) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company, (xi) certain representations regarding entitled to vote and group participation and (xii) any other required to be disclosed in a proxy statement or other filings required in a contested election pursuant to Section 14 of the Exchange Act. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

PROPOSAL ONE: ELECTION OF DIRECTORS

Information about our Board of Directors

Our Board currently consists of six members. Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Members of the Board are elected to serve for a one-year term, until the next Annual Meeting of stockholders or until a successor has been elected and qualified.

Listed below are the nominees:

Name of Nominee	Age	Current Position(s) with Adept	Director Since
Benjamin A. Burditt	53	Director	2011
John Dulchinos	49	Director; President and Chief Executive Officer	2008
A. Richard Juelis	63	Director	2005
Michael P. Kelly	63	Chairman of the Board	1997
Herbert J. Martin	70	Director	2006
Robert J. Richardson	65	Director	2011

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Adept’s six nominees named above and for any additional nominees named by the Board as discussed in this paragraph. In the event that any nominee of Adept is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the current Board of Directors to fill the vacancy. Adept is not aware of any nominee who will be unable or will decline to serve as a director.

Business Experience of Nominees

Biographical information for our Director is set forth below, together with the specific qualifications, skills and experiences leading the Corporate Governance and Nominating Committee and the Board to conclude that they should serve as directors of the Company.

Benjamin A. Burditt has served as a director of Adept since August 2011. Since January 2011, he has served as a Managing Partner of Princeton Strategic Advisors LLC, a management consulting firm. From mid-2004 to December 2010, Mr. Burditt served as Partner for Special Situations Fund, where he invested in microcap stocks across several industry sectors including technology and health care. Previously, he co-founded Scripps Venture LLC and served as its Senior Vice President, where he invested in early stage companies and served on the boards of several portfolio companies. Prior to this, Mr. Burditt served as a Senior Vice President of United Media, where he oversaw a comprehensive restructuring of the organization. Previously Mr. Burditt served as a Senior Engagement Manager at McKinsey & Company, Inc. where he worked with senior management teams of large multinational companies on strategic, operational and organizational issues. Prior to this, Mr. Burditt was an Associate at Prudential-Bache Securities. Since August 2011, Mr. Burditt also has served as a director of Intermap Technologies Corp. and since 2010 he has served on the board of Pardee Resources. Mr. Burditt holds a B.A. from Middlebury College and an M.B.A. from Yale University.

Mr. Burditt’s qualifications to serve on Adept’s Board include his 30 years’ experience in strategic, operational and organizational management and his deep understanding of the capital markets and strategic investing, which diversifies the knowledge base of Adept’s Board and is viewed as useful as Adept completes the integration of its recently acquired businesses and continues to execute against its growth plans.

Mr. Burditt was designated as a director nominee by Special Situations Fund, pursuant to its rights under the purchase agreement related to Adept’s 2003 common stock financing and replacing Robert J. Majteles, who had previously served on Adept’s Board as the designated director of Special Situations Fund. Mr. Burditt has no special arrangement or understanding with the Special Situations Funds pursuant to which Mr. Burditt agreed to be a designee and serve on the Board.

John Dulchinos was appointed Chief Executive Officer and a director of Adept in September 2008. Since June 2007 he has also served as President and from June 2007 to September 2008 he served as Chief Operating Officer. Prior to that he held various positions within Adept including Vice President of Global Sales and Marketing, Vice President of Robotics, Vice President of Worldwide Sales, Vice President of North American Sales, and Director of OEM Business. He joined Adept in October 1987 as a regional sales engineer. Mr. Dulchinos is an active member of the robotics industry, currently serving on the board of directors of the Robotics Industry Association as well as having served on the Assembly Technology Expo advisory board from 2003 to 2005. He Dulchinos holds both a Bachelor’s and a Master’s degree in Mechanical Engineering from Rensselaer Polytechnic Institute with a concentration in robotics.

Mr. Dulchinos’ leadership and in-depth knowledge of the operations of the Company as its chief executive, following several other positions in the Company, are considered to be crucial to informed decision making at the Board level. In addition, his long-term involvement with the robotics industry provides him with extensive technical and market knowledge and deep relationships within our industry.

A. Richard Juelis has served as a director of Adept since November 2005. Since December 2008, he has been a Partner at Tatum, a financial and executive services consulting firm and a division of Randstad Holding NV. From September 2007 to November 2008, Mr. Juelis was a technology industry consultant. From June 2005 through August 2007, he served as Chief Financial Officer of World Heart Corporation, a publicly-traded medical device company. From 1994 to 2005, Mr. Juelis was Chief Financial Officer of Cellegy Pharmaceuticals, Inc., a publicly-traded specialty pharmaceutical firm. Prior to this, he served as Chief Financial Officer for two publicly-traded technology companies, and held both domestic and international finance and general management positions with two major pharmaceutical companies. From June 2007 to June 2008, Mr. Juelis also served on the board of directors of BioNovo, Inc., a drug discovery and development company. He holds a B.S. in Chemistry from Fordham University, an M.B.A. from Columbia University and is a Certified Management Accountant (CMA).

Mr. Juelis’ qualifications to serve on Adept’s Board include his experience as a Chief Financial Officer and as a CFO consultant for other publicly-traded companies, where he gained significant experience in business development, financing transactions, public reporting, accounting, benefits/compensation, operations and administration. He has international general management experience and his management background with other public technology companies gives him an understanding of the market and business challenges that Adept experiences.

Michael P. Kelly has served as a director of Adept since April 1997 and has served as Chairman of the Board since November 2008. From October 2003 to January 2006 and again from September 2008 to November 2008, he served as Lead Independent Director of the Board of Directors. Since October 2005, Mr. Kelly has served as Chief Executive Officer of Kinsale Associates, Inc., a merchant bank. From July 2005 to October 2005, Mr. Kelly served as Chief Executive Officer of Cape Semiconductor Inc., a fabless semiconductor company. Prior to that, from 1994 to 2005, Mr. Kelly was Vice-Chairman and Senior Managing Director of Broadview International, LLC, an international merger and acquisitions advisory firm and a division of Jefferies Inc. From September 2005 until its acquisition in June 2011, Mr. Kelly also served as a director of Epicor Software Corporation, a provider of enterprise business software solutions. He currently serves on the boards of two private companies. Mr. Kelly received a B.A. in Accounting from Western Illinois University and an M.B.A. from St. Louis University. Mr. Kelly is a Certified Public Accountant.

Mr. Kelly’s qualifications to serve on Adept’s Board include his experience as an investment banker specializing in technology industries, which provides the Board and the Company with unique and relevant expertise in areas including capital markets, mergers and acquisitions, and financing.

Herbert J. Martin has served as a director of Adept since May 2006. Currently, Mr. Martin serves as a consultant to Ibex Technology Group, a privately-held IT analytics company. From March 2006 to November 2008, he served as Chief Executive Officer and Director of D-Wave Systems, a private firm engaged in the development of quantum computing systems. From September 2003 to February 2006, Mr. Martin was a management consultant to the technology industry. From October 2000 to September 2003 he served as Chief Executive Officer of Salira Optical Network Systems, a supplier of broadband access systems. Mr. Martin holds a B.S. in Electronic Engineering from Liverpool College of Technology and an M.B.A. from Santa Clara University.

Mr. Martin’s qualifications to serve on Adept’s Board include his 30 years’ experience as an executive managing technology companies, with particular emphasis on global channel and business development.

Robert J. Richardson has served as a director of Adept since August 2011. Since January 2000, Mr. Richardson has served as a consultant to the semiconductor industry. From November 1997 to January 2000, Mr. Richardson served as Chairman and Chief Executive Officer of Unitrode Corporation, a publicly traded semiconductor company, until its acquisition by Texas Instruments, Inc. From June 1992 to November 1997, he served in various positions at Silicon Valley Group, Inc., including President of SVG Lithography Systems (formerly Perkin-Elmer), President of Track Systems Division and Corporate Vice President of New Business Development and Marketing. From October 1988 to June 1992, Mr. Richardson served as President and General Manager, Santa Cruz Division at Plantronics, Inc., a manufacturer of communications equipment. From February 2003 until its acquisition by Raytheon Company in April 2011, Mr. Richardson served as a director of Applied Signal Technology Inc. Since March 2000, he has served as a director of Genus Inc., a manufacturer of critical deposition processing products for the global semiconductor industry and the data storage industry, and as a Trustee of Southern New Hampshire Medical Center. Currently he also serves on the board of directors of several private technology companies. Mr. Richardson holds a bachelor’s degree in computer design from St. Louis University and an M.B.A. from Southern Illinois University.

Mr. Richardson’s qualifications to serve on Adept’s Board include his more than 35 years’ experience as a technology company executive, including as a chief executive, focused on growth and his experience as a director with a number of public and private technologies companies. In particular, he brings an in-depth knowledge of relevant business experience to Adept’s Board in areas including large systems sales to capital-intensive industries, business acquisitions and capital formation.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board of Directors elects the officers of the Company, including the Chief Executive Officer (“CEO”) and the Chairman, and each of these positions may be held by the same person or may be held by different persons. Both independent and management directors, including the CEO, are eligible for appointment as Chairman of the Board. Currently, the functions of Chairman of the Board and CEO are separated, but the Board may determine the appropriate structure for the Chairman role as separate or combined with the CEO role in the context of the Company’s circumstances at the time of determination. The Board believes that the current structure is the most appropriate to manage the affairs of the Company at this time. Among the duties of the Chairman is the management of the Board, including setting the agenda for Board meetings with the input of management, chairing such meetings and acting as a liaison for effective communication among Board committees and the Board and between senior management of the Company and the Board. The CEO manages the Company and is accountable for corporate performance and a separate Chairman allows him to focus on that responsibility. Mr. Kelly, our current Chairman, has served as a director of Adept since 1997. He has served as Chairman since November 2008 and also served as Lead Director from October 2003 to January 2006 and from September 2008 to November 2008. Mr. Kelly’s knowledge of the Company’s history, development and operations makes him well suited to the position of Chairman to manage the Board affairs and liaise with senior management. He provides a thorough knowledge of the operations and challenges of the Company and its industry.

Board Role in Risk Oversight

The Board, directly and through its committees for specific functional areas, is actively involved in the oversight of risks that could affect the Company. While the Board has ultimate oversight responsibility for the risk management process, its oversight is conducted through the committees of the Board where relevant to a committee’s specific duties with regular reporting to the full Board. The Audit Committee is specifically responsible for overseeing the management of risks generally and in particular relating to the Company’s audit, financial and compliance matters, while the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies and practices and related human resources matters. The Nominating Committee manages matters associated with the independence of the members of the Board and potential conflicts of interest. While the Board and its committees oversee risk management strategy, management is responsible for assessing, implementing and supervising day-to-day risk management processes. Management and the Board, or appropriate committee, have developed a list of major risks to prioritize and actively monitor throughout the fiscal year with management regularly reporting as to its risk management activities. This reporting includes the presentation of management’s assessment to the Board of the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies and actions taken to manage those risks. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

Director Independence

With the exception of Mr. Dulchinos, Adept’s President and Chief Executive Officer, the Board has determined that all of Adept’s directors serving during any part of fiscal 2011 and Messrs. Burditt and Richardson, who became directors in early fiscal 2012 (all of whom are nominated for reelection and which together constitute more than a majority of the Board) and Mr. Majteles, who resigned during fiscal 2011, constitute “independent directors” within the meaning of the corporate governance listing standards of NASDAQ. In determining independence, the Board applies the standards of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act, and the corporate governance listing standards of NASDAQ. In making these determinations, the Board considers all relevant facts and circumstances relating to each director, his current and prior employment and other relationships as set forth in the NASDAQ listing standards.

In connection with the determination of independence of its directors, Adept considered the director designee relationship discussed further below for Mr. Burditt, as well as his prior employment by the designating stockholder and lack of financial relationship in the future. Adept had also considered such director designee relationship for Mr. Majteles, who resigned from the Board in May 2011.

Board Meetings

The Board of Directors of Adept held six meetings during Adept’s fiscal year ended June 30, 2011, referred to in this proxy statement as fiscal 2011, in addition to taking actions by unanimous written consent. Each director serving during fiscal 2011 attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

Consistent with Adept’s Corporate Governance Guidelines, Adept’s independent directors meet at regularly scheduled and special executive sessions without management.

Director Attendance at Stockholder Meetings

Adept’s Corporate Governance Guidelines strongly encourage directors to attend its Annual Meetings of stockholders and any special meetings of stockholders. Each of the directors serving during fiscal 2011 attended the 2010 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be accessed on Adept’s website at www.adept.com. Additionally, from time to time, the Board may appoint a special committee of independent directors for the purposes of such matters as evaluating merger and acquisition related opportunities, litigation or other non-routine items and currently includes a Strategy and Acquisition Committee.

The following table sets forth the three standing committees identified below, the members of each committee during fiscal 2011 and as of the date of this proxy statement, and the number of meetings held by each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
A. Richard Juelis	Chair	Member	Member

Michael P. Kelly	Member	Member	Chair (fiscal 2011)

Robert J. Majteles *		Member

Herbert J. Martin	Member	Chair	Chair (fiscal 2012)

Robert J. Richardson **		Member	Member

Meetings held in fiscal 2011	11	6	4

*	Mr. Majteles resigned from the Board of Directors on May 31, 2011.
**	Mr. Richardson was added as a member in August 2011.

Audit Committee. The Audit Committee is responsible for representing and assisting the Board of Directors in fulfilling its oversight responsibilities with review and oversight of (i) the quality and integrity of Adept’s financial statements and other SEC filings, (ii) the effectiveness of Adept’s system of internal controls, and auditing, accounting and financial reporting processes, (iii) the appointment and oversight of Adept’s independent auditors, including reviewing the auditors’ qualifications, independence and performance, (iv) the pre-approval of all audit and allowable non-audit services provided by Adept’s independent auditors, (v) compliance with legal and ethical requirements associated with accounting and audit matters, corporate securities trading, investor communications, and (vi) risk assessment and risk management. Each of the members of the Audit Committee is “independent” as defined in the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, each of the members of the Audit Committee is able to read and understand fundamental financial statements as required by the corporate governance listing standards of NASDAQ. The Audit Committee met 11 times during fiscal 2011 and was comprised of three non-employee directors, including Messrs. Juelis (Chairman), Kelly and Martin. The Board has determined that Messrs. Juelis and Kelly are “audit committee financial experts” as defined by rules promulgated by the SEC.

Compensation Committee. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers of Adept, administering executive incentive compensation program and employee compensation and benefit plans, and overseeing risks potentially arising from the Company’s compensation policies and practices and related human resources matters. The Compensation Committee met six times during fiscal 2011 and was comprised of three non-employee directors, including Messrs. Martin (Chairman), Kelly and Majteles. Following Mr. Majteles’ resignation from the Board and Compensation Committee, Mr. Juelis was appointed to the Compensation Committee effective June 29, 2011. Mr. Richardson joined the Compensation Committee in August 2011. Each of the members of the Compensation Committee during fiscal 2011 was determined to be “independent” as defined by the listing standards of NASDAQ and a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. Under the terms of its charter, the Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers (and, with the rest of the independent directors, the CEO), administering our executive incentive compensation program, and reviewing, approving and administering all other employee compensation and benefit programs, including our equity compensation plans. The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees. Additionally, the Compensation Committee makes recommendations to the Board concerning compensation for our non-employee directors.

In fulfilling its role, the Compensation Committee meets to review and approve corporate goals and objectives relevant to the compensation of our CEO (with the rest of the independent directors on the Board) and other Named Executive Officers, referred to in this proxy statement as NEOs, evaluate the performance of our CEO and other NEOs in light of these goals and objectives, and determine and approve compensation annually both for our CEO and the other NEOs based on these evaluations. The CEO makes recommendations with respect to compensation for other officers and employees, but does not have a role in setting his own compensation.

The Compensation Committee reviews and determines the compensation of our CEO (with the other independent directors or as directed by the Board) and our other NEOs, based, in part, on its evaluation of a variety of criteria such as comparable and market compensation data from peer companies, executive performance and potential, and other information determined by the Compensation Committee to be important. Data used for peer company analysis includes data assembled by Radford, an AON Hewitt Company, and includes salary and compensation information and equity ownership of executive officers for a group of 20 similarly situated technology companies determined to be peers for the purposes of evaluating executive compensation. The Compensation Committee also considers the recommendations of the CEO when determining annual base and incentive compensation for our other NEOs. On at least an annual basis, the Compensation Committee or Board also considers the approval of stock option or other equity or cash incentive or performance awards for all our NEOs as well as other key employees. In addition, the Compensation Committee reviews and generally recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

Periodically, the Compensation Committee reviews the compensation of directors for service on Adept’s Board and its committees and recommends changes to the Board. This review has been based, in part, on the evaluation of compensation data for directors of 20 technology companies in California determined to be peers for the purposes of comparing compensation practices. The Compensation Committee did not review director compensation in fiscal 2011. The Committee also performs self-evaluations and assesses the adequacy of the Committee’s charter and recommends modifications or amendments to the Board.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. During fiscal 2011, Radford, an AON Hewitt Company, was retained by the Compensation Committee to provide information about peer practices and design of potential programs for the compensation of Adept’s executives and sales team. Radford presented the recommendation and information reports directly to the Committee and to Adept’s Human Resource staff and provided strategic guidance on program design, market data for our executive positions and current trends within the technology sector. Radford does not provide any other consulting services to Adept outside of its compensation consulting services to the Committee. Independent of its consulting services, we subscribe to and participate in Radford’s technology benchmarking surveys and we utilize Radford’s parent company, AON Hewitt, as an insurance broker for employee healthcare coverage.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (i) identifies, screens and recommends qualified candidates to serve as directors of Adept,

(ii) evaluates Adept’s Board, its committees and the continued service of its directors, including independence of the directors, (iii) reviews any related party transactions, (iv) evaluates stockholder nominees recommended by stockholders and (v) develops and reviews the company’s corporate governance and policies and code of business conduct. The Nominating and Corporate Governance Committee met four times during fiscal 2011 and was comprised of three non-employee directors, including Messrs. Kelly (Chairman in fiscal 2011), Juelis and Martin (Chairman as of August 2011). Mr. Richardson joined the Nominating and Corporate Governance Committee in August 2011. Each committee member has been determined to be “independent” as defined by the listing standards of NASDAQ.

Special Committees. From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. During fiscal 2011, the Board formed a special Strategy and Acquisition Committee to review potential acquisition, investment, divestiture and other strategic transactions and develop recommendations to the full Board. The Board appointed Mr. Majteles to serve as a member and Chair of the committee, with Mr. Dulchinos also serving as a member of the committee. Mr. Majteles served on the Strategy and Acquisition Committee until his resignation from the Board and the committee in May 2011, at which time Mr. Kelly was appointed as a member and Chair of the committee. In August 2011, Mr. Burditt was also appointed to the Strategy and Acquisition Committee.

Identification and Evaluation of Director Nominees

The Nominating and Corporate Governance Committee employs a variety of methods to identify and evaluate director nominees. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise, and the need for particular expertise on the Board.

If vacancies are anticipated or otherwise arise or expansion of the Board is determined to be appropriate, the Nominating and Corporate Governance Committee considers individuals for potential candidacy as a director. Additionally, candidates may come to the attention of the committee through current Board members, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and as warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Adept’s Bylaws relating to stockholder nominations and applicable law. A stockholder who wishes to recommend a prospective nominee for the Board should notify Adept’s Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the supporting material required by Adept’s Bylaws and described under “Stockholder Proposals and Nominations” above, and any other material the stockholder considers necessary or appropriate.

While the Board currently has no defined minimum criteria for consideration or service as a director, the Nominating and Corporate Governance Committee evaluates prospective nominees against the standards and qualifications set out in Adept’s Corporate Governance Guidelines and other relevant factors as it deems appropriate, including the current composition of the Board and the need for particular expertise; all with reference to issues of business and industry experience, judgment, industry-specific skills, independence, and other relevant characteristics, within the context of an assessment of the perceived needs of the Board at that point in time and applicable law. Consistent with its Corporate Governance Guidelines, the Board considers diversity of business experience and skills, in addition to the other items listed above, in identifying Director nominees. In addition, at least a majority of directors on the Board must be “independent directors” as defined in the NASDAQ listing standards and as determined by the Board.

Director Designations

In connection with an equity financing by Adept in 2003, Adept agreed that Special Situations Fund III, L.P., referred to in this proxy statement as SSF, could designate one person to be a nominee for election to Adept’s Board of Directors and to use its commercially reasonable efforts to cause such designee to be elected to the Board of Directors or to remove and replace such designee if so requested by SSF and/or its affiliates, as long as SSF and its affiliated investors collectively beneficially own at least five percent of Adept’s outstanding common stock.

SSF designated Robert J. Majteles to serve as a member of Adept’s Board of Directors and Mr. Majteles joined the Board in 2003. In May 2011 he resigned from the Board following the expiration of his contractual arrangement with SSF. Mr. Majteles advised Adept that Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. had entered into an agreement with Mr. Majteles and Treehouse Capital pursuant to which Treehouse Capital, through Mr. Majteles, would provide certain management and financial advisory services for the funds on request. If Mr. Majteles’ services were requested by the funds with respect to a particular portfolio investment, Treehouse Capital would have been entitled to ten percent of the funds’ net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees, such as fees paid to directors by the Company for service as directors, that may be paid by the Company to Treehouse Capital or Mr. Majteles. Under the agreement, Mr. Majteles was required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the board of directors and also was obligated not to disclose to the funds or use for his own benefit any confidential information he obtained in connection with his service for a particular company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles agreed to serve as a member of Adept’s Board of Directors pursuant to this agreement. In August 2011, SSF designated Benjamin A. Burditt to serve as a member of Adept’s Board of Directors pursuant to its rights in the 2003 equity financing and Mr. Burditt joined the Board in August 2011. Mr. Burditt has indicated that there is no arrangement or understanding with the Special Situations Funds pursuant to which he has agreed to serve on the Board.

Mr. Richardson was referred for consideration as a candidate for service on Adept’s Board of Directors by Mr. Kelly, a member of the Nominating and Corporate Governance Committee.

Contacting the Board of Directors

Stockholders interested in generally communicating directly with the Board, the Chairman of the Board of Directors, or the non-management directors as a group may do so by sending a letter to the Adept Technology, Inc. Board of Directors, c/o the Office of the Corporate Secretary, or to the Office of the Chairman of the Audit Committee, Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

Information regarding communications with the Audit Committee of the Board of Directors regarding accounting, internal accounting controls and auditing matters or other matters is posted under “Whistleblower Procedures” under “Corporate Governance” on the investor relations page of Adept’s website at www.adept.com. Inquiries and other communications may be submitted anonymously and confidentially.

The Chairman of the Audit Committee and the Chief Financial Officer will review all such correspondence addressed to the Audit Committee or Corporate Secretary and forward it to the Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee, members of the Audit Committee or to any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to, and consistent with, Adept’s business and financial operations, policies and corporate philosophies. Where the matter is addressed by the Company’s Whistleblower Procedures and in certain other cases, the Audit Committee will determine whether an investigation is warranted and the nature and scope of any investigation. In making this determination, the Audit Committee may receive and consider the recommendations of Adept’s counsel or other counsel and other members of management, as deemed appropriate.

The Chairman of the Audit Committee has the authority (which has been delegated by the Corporate Secretary), in the Chairman’s discretion, to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be of a commercial or frivolous nature, unduly hostile, threatening, illegal, or not reasonably related to Adept or its business. In some cases, Adept’s counsel may determine that communications be forwarded elsewhere in the company for review and possible response.

The foregoing procedures do not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 (discussed under “Stockholder Proposals and Nominations” above) and communications made in connection with such proposals, which shall be handled in a manner consistent with Adept’s Bylaws and applicable law or (ii) service of process or any other notice in a legal proceeding.

CORPORATE GOVERNANCE

Adept’s common stock is listed under the symbol “ADEP” on the NASDAQ Global Market, which is referred to in this proxy statement as NASDAQ.

Adept and our Board of Directors, which is also referred to in this proxy statement as the Board, regularly review and evaluate Adept’s corporate governance practices. Many of our corporate governance documents are posted on the investor relations page of our website at www.adept.com. Printed copies of these documents are also available without charge to stockholders upon written request directed to Office of the Corporate Secretary, Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

Corporate Governance Guidelines

The Board of Directors of Adept has adopted Corporate Governance Guidelines for the Board, which cover topics relating to the Board including, but not limited to, Board membership criteria and the composition of the Board, the selection of new directors, Board leadership, Board compensation, responsibilities of directors regarding attendance, continuing education of directors, access to senior management and outside advisors, meeting procedures, committee matters and CEO evaluation. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines annually, and the Board may amend the Corporate Governance Guidelines at any time.

Code of Business Conduct

Adept has adopted a Code of Business Conduct to provide standards for ethical conduct, which applies to the Board of Directors, officers, and all Adept employees, including without limitation, our Chief Executive Officer and principal financial officer. The Code of Business Conduct covers topics including, but not limited to, the expected standards of employee conduct, conflicts of interest, certain internal controls and reporting, compliance with securities and other laws, confidentiality of information, insider trading, and competition and fair dealing and contains compliance standards and procedures, including particular compliance requirements for operations constituting a government contractor. Any waiver of a provision of the Code of Business Conduct with respect to a director or executive officer may only be made by the Board or its Nominating and Corporate Governance Committee. Adept will post on its website under the Investor Relations section of www.adept.com all amendments to the Code of Business Conduct and waivers of its provisions made with respect to any director or executive officer in accordance with the applicable SEC and NASDAQ rules.

COMPENSATION OF DIRECTORS

Director Compensation

During fiscal 2011, each non-employee member of our Board of Directors was eligible to receive the following cash and equity compensation:

Annual Cash Compensation

Annual retainer for Directors	$30,000
Additional annual retainer for Chairman of the Board	$15,000
Annual retainer for Committee Chairs:
Audit Committee	$12,500
Compensation Committee	$8,000
Nominating and Corporate Governance Committee	$ 4,000 (if not also serving as Chairman of the Board); $ 2,000 (if also serving as Chairman of the Board)
Special Committees (1)	$8,000
Annual retainer for non-Chair Committee membership:
Audit Committee	$6,000
Compensation Committee	$4,000
Nominating and Corporate Governance Committee	$2,000
Special Committees (1)	$4,000

(1)	Compensation for service on any Special Committee of the Board is prorated by calendar quarter for the period of such committee’s existence.

Additionally, we reimburse our non-employee Board members for reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice is primarily related to travel expenses associated with Board or committee meetings or with committee assignments, but no additional compensation is paid for attendance at Board or committee meetings.

Equity Compensation

Each non-employee member of our Board of Directors currently is eligible to receive option awards under the terms of the Adept 2004 Director Plan. If Proposal Two is approved by the stockholders, directors will receive options in the same amounts as currently automatically granted under the 2005 Equity Incentive Plan. During fiscal 2011, new members of the Board were eligible to receive an initial option grant to purchase 10,000 shares of Adept’s common stock, vesting at a rate of 50% on the first annual meeting of stockholders following the appointment or election of the director and 50% at the second annual meeting of stockholders following the appointment or election of the director. Continuing members of our Board of Directors in fiscal 2011 were eligible to receive annual option grants to purchase 6,000 shares of Adept’s common stock, granted on the date of the first Board meeting following the Annual Meeting of Stockholders (which generally occur on the same day). Annual director grants vest in full one year from the date of grant. All options granted to our non-employee directors have an exercise price equal to the closing price of our common stock on the grant date.

Director Compensation in Fiscal 2011

The following Director Compensation Table sets forth summary information concerning the compensation paid to or earned by our non-employee directors for fiscal 2011 for services (all of which related to service on the Board or a committee thereof) to our company.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Michael P. Kelly—Chair (3)	$57,000	$22,550	—	$79,550
A. Richard Juelis (4)	$44,500	$22,550	—	$67,050
Robert J. Majteles (5)	$34,684	$22,550	—	$57,234
Herbert J. Martin (6)	$46,000	$22,550	—	$68,550

1)	The amounts in this column represent the aggregate grant date fair value of awards with respect to the fiscal year, calculated using the Black-Scholes-Merton valuation model in accordance with financial accounting standards ASC Topic 718, Compensation-Stock Compensation. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended June 30, 2011 for more information about how we account for stock-based compensation.
2)	Each of our non-employee directors serving during fiscal 2011 received an annual grant of an option to purchase 6,000 shares of Adept common stock on November 5, 2010 at an exercise price of $5.61 per share.
3)	Mr. Kelly received a fee of $57,000 for his service as Chairman of the Board and for his service on other Board Committees in fiscal 2011. Notwithstanding Mr. Kelly’s appointment to the special Strategy and Acquisition Committee in May 2011, he does not receive additional compensation for his service on this committee beyond what is paid to him for his service in other capacities on the Board and other committees. Mr. Kelly had 32,200 options outstanding as of June 30, 2011, of which 17,611 were exercisable.
4)	Mr. Juelis received a fee of $44,500 for his service as a director and for service on Board Committees in fiscal 2011. Mr. Juelis had 31,000 options outstanding as of June 30, 2011, of which 21,811 were exercisable.
5)	Mr. Majteles received a prorated fee of $34,684 for his service as a director and for service on the Compensation Committee and special Strategic and Acquisition Committee in fiscal 2011. Mr. Majteles resigned from the Board of Directors on May 31, 2011. Mr. Majteles had 28,600 options outstanding as of June 30, 2011, of which 18,625 were exercisable.
6)	Mr. Martin received a fee of $46,000 for his service as a director and for service on Board Committees in fiscal 2011. Mr. Martin had 31,000 options outstanding as of June 30, 2011, of which 21,811 were exercisable.

Vote required

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them (a plurality) shall be elected directors.

The Board of Directors recommends a vote FOR the election of all six nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above. Unless marked to the contrary, proxies received will be voted FOR the election of all six nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above.

PROPOSAL TWO: APPROVAL OF AMENDMENTS

TO THE 2005 EQUITY INCENTIVE PLAN

On June 16, 2005, the Board of Directors adopted, subject to stockholder approval, the Adept Technology, Inc. 2005 Equity Incentive Plan, referred to in this proxy statement as the 2005 Plan. Our stockholders approved the 2005 Plan on November 3, 2005 and amendments to the 2005 Plan on November 9, 2007 and November 6, 2009. On August 31, 2011, the Board approved, upon the recommendation of the Compensation Committee and subject to stockholder approval, amendments to the 2005 Plan described below.

We are seeking stockholder approval to amend the 2005 Plan to:

•

increase the total number of shares of Adept common stock available for issuance under the 2005 Plan by 750,000 shares for a total of 2,000,000 shares issuable under the 2005 Plan plus (i) any shares that were authorized for issuance under the Amended and Restated Adept Technology, Inc. 2004 Director Option Plan (the “Director Plan”) that, as of November 9, 2011, remain available for issuance under the Director Plan (excluding shares subject to outstanding awards under the Director Plan or previously issued shares pursuant to awards granted under the Director Plan) and (ii) any shares subject to awards granted under the Director Plan that are terminated, expire unexercised, forfeited or settled in cash; provided that, (x) any shares issued under options or stock appreciation rights on or after November 9, 2011 will be counted against this limit on a one-for-one basis; and (y) any shares issued under awards other than options or stock appreciation rights on or after November 9, 2011 will be counted against this limit as 1.5 shares for every one (1) share subject to such award; and

•	increase the maximum aggregate number of shares that may be issued pursuant to incentive stock options granted under the 2005 Plan from 1,000,000 to 2,000,000; and

•	provide for automatic option grants to directors consistent with the automatic grants previously provided under the terms of the Director Plan; and

•	make other administrative changes.

As of September 19, 2011, 97,073 shares of common stock remained available for grant under the 2005 Plan. The Compensation Committee of the Board of Directors has approved a performance stock program for fiscal 2012 that would include potential grants following the fiscal year of up to 225,000 shares of common stock potentially issuable to executive officer and other key employees if certain financial targets of the Company for the fiscal year are met, and subject to time-based vesting for a period of two years after the end of fiscal 2012, if the proposed amendments to the 2005 Plan are approved by the stockholders.

The increase in the total number of shares of common stock available for grant and issuance under the 2005 Plan (excluding the shares under the Director Plan) will represent approximately 7.7% of our outstanding common stock as of the record date.

Reasons for the Proposed Amendment

We are seeking stockholder approval of the amendment to increase the number of shares issuable pursuant to the 2005 Plan to continue to be able to attract, retain and motivate our executive officers and other employees, directors and consultants. Upon stockholder approval, additional shares of common stock will be reserved for issuance under the 2005 Plan, which will enable us to continue to grant equity awards to our officers, employees, directors and consultants at levels determined by the Compensation Committee to be necessary to attract, retain and motivate the individuals who will be critical to Adept’s success in achieving our business objectives and thereby creating greater value for all our stockholders.

We believe that equity compensation aligns the interests of our management and other employees with the interests of our other stockholders. Equity awards are a key component of our incentive compensation program. We believe that equity awards have been important in attracting and retaining talented senior managers, officers and directors, aligning their interests with those of stockholders, and focusing such individuals on the long-term growth of Adept. Incentive stock option grants and performance-based restricted stock awards have been and are expected to continue to be a meaningful component in motivating our executive officers and other key employees.

Further, approximately 66% of our outstanding options for Adept common stock have exercise prices that exceed the current trading price of $3.70 on September 16, 2011, and 25% have an exercise price of $7.00 or more per share. Note 8 to the financial statements included in our Annual Report on Form 10-K provides a detailed discussion of our outstanding options at various exercise prices and the remaining period for exercise of these options. We do not currently expect to propose to our stockholders an option exchange offer or repricing action with respect to our currently outstanding options. The relatively low level of salary paid to our executive officers compared with the executive officers of our peers, our emphasis on limiting performance-based cash compensation to preserve the Company’s cash and the current trading price of our common stock have made our ability to use additional equity to incentivize and compensate our employees, including our executive officers, more critical than ever. The amount of director equity compensation will not change even though grants will be made under the 2005 Plan in the future. Further, the Adept 2001 Stock Option Plan expired in August 2011, shortly after our fiscal 2011 year end. As a result, the actual dilutive effect of grants currently outstanding and the additional stock available for issuance as proposed in this Proposal Two is less than that suggested by a strict review of the outstanding options information set forth under the heading “Equity Compensation Plan Information” below.

Approval of the amendments to the 2005 Plan will permit Adept to continue to use stock-based compensation to align stockholder and employee interests and to motivate employees and others providing services to Adept or any subsidiary.

Section 162(m) of the Internal Revenue Code (the “Code”)

The Board of Directors believes that it is in the best interests of Adept and its stockholders to generally provide for an equity incentive plan under which compensation awards made to Adept’s executive officers can be deducted by Adept for federal income tax purposes. Accordingly, the 2005 Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, under Section 162(m), for Adept to be able to deduct compensation in excess of $1,000,000 paid in any one year to Adept’s chief executive officer and certain other executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Adept’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2005 Plan, each of these aspects is discussed below, and stockholder approval of this proposal will constitute approval of each of these aspects of the 2005 Plan for purposes of the approval requirements of Section 162(m).

Summary of Key Terms of the 2005 Plan

The following is a brief description of the 2005 Plan. The full text of this 2005 Plan, including the proposed amendments to the Plan, is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the 2005 Plan set forth in Appendix A.

Plan Term: June 16, 2005 to June 16, 2015.

Award Types: Stock options, stock appreciation rights, restricted stock, restricted stock units and performance award units (which may be paid out in cash or stock) may be awarded under the 2005 Plan. To date, principally options and restricted stock awards have been made under the 2005 Plan, with restricted stock units granted in fiscal 2011 but terminating prior to vesting or settlement. Adept currently has no plans to grant additional restricted stock units.

Shares Authorized: Currently 1,250,000 shares are authorized under the 2005 Plan. If the 2005 Plan amendments are approved, the aggregate number of shares authorized under the plan would increase by 750,000 for a total of 2,000,000 plus (i) any shares that were authorized for issuance under the Director Plan that, as of November 9, 2011, remain available for issuance under the Director Plan (excluding shares that are subject to outstanding awards under the Director Plan or any previously issued shares pursuant to awards granted under the Director Plan) and (ii) any shares subject to awards granted under the Director Plan that are terminated, expire unexercised, forfeited or settled in cash; provided that, (x) any shares issued under options or stock appreciation rights on or after November 9, 2011 will be counted against this limit on a one-for-one basis; and (y) any shares issued under awards other than options or stock appreciation rights on or after November 9, 2011 will be counted against this limit as 1.5 shares for every one (1) share subject to such award. As of September 19, 2011, 97,073 shares of common stock remained available for grant and issuance under the 2005 Plan, excluding the up to 225,000 shares of restricted stock available for potential award under the fiscal 2012 performance plan approved on August 31, 2011 discussed above that are conditioned upon receipt of the approval of the stockholders to the amendments proposed hereby and meeting the performance targets specified in the fiscal 2012 performance plan.

The number of shares considered issued under the 2005 Plan equals the number of shares issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the 2005 Plan may not be made available again for issuance under the 2005 Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by Adept to pay the withholding taxes related to an award, or (iv) shares repurchased on the open market with the proceeds of an option exercise. Shares subject to awards that are canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash shall not count as shares issued under the 2005 Plan. Any shares that become available for issuance or transfer under the 2005 Plan will be added back as (x) one share if such shares were subject to options or stock appreciation rights granted under the 2005 Plan (or options or stock appreciation rights granted under the Director Plan), and (y) as 1.5 shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2005 Plan (or awards other than options or stock appreciation rights granted under the Director Plan).

Eligibility: Any current non-employee director of Adept and its subsidiaries and any current or prospective officers or employees (including any member of the Board of Directors who is also an employee) or consultants of Adept and its subsidiaries are eligible to receive awards under the 2005 Plan. The Compensation Committee approves which eligible participants will receive awards under the 2005 Plan. Currently, all of our approximately 183 employees, including all of our named executive officers, and all of our current directors, are eligible to participate in the 2005 Plan. We currently use the 2005 Plan for grants to employees who are senior managers and, with respect to awards made on and after November 9, 2011, will use the 2005 Plan rather than the Director Plan for non-employee director option grants.

Administration: The 2005 Plan is administered by the Compensation Committee of the Board of Directors or another committee of two or more directors as established by the Board of Directors. Under NASDAQ rules, if applicable, members of the Compensation Committee are required to satisfy NASDAQ’s standards for independence, subject to certain narrow exceptions which are not relied upon by Adept. The Compensation Committee may delegate various functions to subcommittees or certain officers of Adept. Subject to the provisions of the 2005 Plan, the Compensation Committee has the power:

•	to prescribe, amend and rescind rules and regulations relating to the 2005 Plan and to define terms not otherwise defined therein;

•	to determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted and the timing of any such awards, and to grant awards;

•

to grant awards to participants and determine the terms and conditions of any awards granted, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board of Directors or the Compensation Committee determine constitute a change of control of Adept), or other factors;

•	to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•

to prescribe and amend the terms of the agreements or other documents evidencing awards made under the 2005 Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to Adept by participants under the 2005 Plan;

•

to determine whether, and the extent to which, adjustments are required as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends) or other event which increases or decreases the number of shares of our common stock;

•

to interpret and construe the 2005 Plan, any rules and regulations under the 2005 Plan and the terms and conditions of any award granted thereunder, and to make exceptions to any such provisions in good faith and for the benefit of Adept; and

•	to make all other determinations deemed necessary or advisable for the administration of the 2005 Plan.

Individual Annual Award Limits: Maximum number of shares issuable under all types of awards: 160,000 to any one participant in one calendar year; maximum amount payable to any one participant in one calendar year under performance award units that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code and is denominated in dollars: $400,000.

Stock Options: Under the terms of the 2005 Plan, the exercise price for stock options must equal or exceed the fair market value of Adept’s common stock on the date of grant and options may be for a term of no more than ten years. Otherwise, the Compensation Committee has discretion to determine the number of shares subject to an option (subject to the 2005 Plan’s stated limit), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the 2005 Plan; provided, however, that all non-employee directors are entitled to automatic nondiscretionary option grants in the amount of 10,000 shares upon becoming a director and, after service on the Board for at least a six-month period, in the amount of 6,000 shares on an annual basis in accordance with the terms of the 2005 Plan. Options granted under the 2005 Plan may be either incentive stock options qualifying under Code Section 422, referred to as ISOs, or options which are not intended to qualify as incentive stock options, referred to as NQSOs. The exercise price of an option may be paid through various means acceptable to the Compensation Committee, including in cash or by delivering to Adept the proceeds of shares of Adept’s stock issuable under an option. Other than in connection with a change in capitalization, at any time when the exercise price of an option is above the fair market value of a share, the 2005 Plan prohibits Adept from reducing the exercise price of such option, exchanging such option for cash, another award or a new option or stock appreciation right with a lower exercise or base price or otherwise repricing such option without stockholder approval.

Restricted Stock and Restricted Stock Units: Restricted stock is an award of shares, the grant, issuance, retention and/or vesting of which is subject to such performance and/or other conditions as are specified by the Compensation Committee. The Compensation Committee has discretion to determine the terms of any restricted stock award, including the number of shares subject to a restricted stock award (subject to the 2005 Plan’s stated limit), and the period over which restricted stock or restricted stock units may vest and the price (if any) paid for restricted stock or restricted stock units.

Stock Appreciation Rights: A stock appreciation right provides the right to the monetary equivalent of the increase in the value of a specified number of Adept’s shares over a specified period of time after the right is granted. Stock appreciation rights may be paid in stock, cash or a combination thereof. Stock appreciation rights may be granted either in tandem with or as a component of other awards granted under the 2005 Plan or not in conjunction with other awards and may, but need not, relate to a specific option. Stock appreciation rights are generally subject to the same terms and limitations as options, including prohibition terms and limitations in the 2005 Plan against repricing stock appreciation rights without stockholder approval.

Performance Award Units: The 2005 Plan authorizes the grant of performance award units pursuant to which a participant may become entitled to receive an amount payable in cash or stock, based on satisfaction of certain performance criteria. The Compensation Committee has discretion to determine the terms of any performance award unit, including the maximum amount payable (subject to the 2005 Plan’s stated limit), the performance period and criteria (which criteria may be based on financial performance and/or personal performance evaluations) and level of achievement versus those criteria, the timing of any payment, restrictions on the transfer of a performance award unit prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the 2005 Plan. The Compensation Committee may specify a percentage of the target performance award unit intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using “Qualifying Performance Criteria” described below.

Qualifying Performance Criteria: The Compensation Committee may establish performance criteria and levels of achievement versus such criteria that shall determine the number of shares of common stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on Qualifying Performance Criteria (described below) or other standards of financial performance and/or personal performance evaluations. In addition, the Compensation Committee may specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an award that is intended by the Compensation Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Compensation Committee and specified at the time the award is granted. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

“Qualifying Performance Criteria” is defined in the 2005 Plan as any one or more of the performance criteria set forth below or derivations of such performance criteria, either individually, alternatively or in any combination. The Qualifying Performance Criteria may be applied to either Adept as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either quarterly, semi-annually, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	cash flow (before or after dividends)

•	earnings per share (including earnings before interest, taxes, depreciation and amortization)

•	earnings before interest, taxes, depreciation and amortization (EBITDA)

•	adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, goodwill impairment, merger and acquisition-related expenses and stock compensation expense)

•	stock price

•	return on equity

•	total stockholder return

•	return on capital (including return on total capital or return on capital employed)

•	return on assets or net assets

•	market capitalization

•	economic value added

•	debt leverage (debt to capital)

•	revenue

•	income or net income

•	operating income

•	operating profit or net operating profit

•	operating margin or profit margin

•	return on operating revenue

•	cash from operations

•	operating ratio

•	operating revenue

•	product sales (including new user sales)

•	customer service

The Compensation Committee may appropriately adjust any performance evaluation under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs; and

•

any extraordinary, unusual or non-recurring items as described in applicable accounting provisions and/or in management’s discussion and analysis of financial condition and results of operations appearing in our Forms 10-K or 10-Q for the applicable year.

Transferability: Unless provided otherwise by the Compensation Committee, awards are generally only transferable (i) by a recipient’s last will and testament and by the applicable laws of descent and distribution, provided that, if our common stock is quoted on NASDAQ or other national stock exchange, an award, other than an incentive stock option, may also be transferred (ii) pursuant to a domestic relations order or (iii) to any family member of the participant, to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners, with certain conditions. Each stock option or stock appreciation right will be exercisable during the participant’s lifetime only by the participant, the participant’s guardian or legal representative or an authorized transferee of the option or stock appreciation right as permitted by the 2005 Plan.

Change of Control: Under the 2005 Plan, in the event of a change in control, other merger, consolidation or otherwise, then the Compensation Committee will, in its sole discretion, determine the appropriate and equitable adjustment to outstanding stock awards, if any, to be effected. In addition, the Compensation Committee may accelerate the time or times at which any stock award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the Compensation Committee in its sole discretion. With respect to the automatic option grants to non-employee directors, in the event of a complete liquidation or dissolution, such options that have not been previously exercised will terminate immediately prior to the consummation of such event. In the event of a change in control, each outstanding option may be assumed or an equivalent option may be substituted by the successor corporation or its subsidiary. Upon a non-employee director’s termination of status as a member of the board of directors, such non-employee director’s option grants will become fully exercisable. In the event that a successor corporation does not assume these option grants or substitute an equivalent option, each such grant will become fully vested and exercisable up until the time of the change in control, at which time they will terminate.

Adjustments: In the event that the number of shares of common stock shall be increased or decreased through reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or otherwise, or any other event or transaction that affects the number or kind of shares of Adept outstanding, the Compensation Committee will equitably adjust as it determines appropriate the number and kind of shares available for issuance under the 2005 Plan and the number and kind of shares subject to the individual limits set forth in the 2005 Plan. The Compensation Committee will also equitably adjust the terms of any outstanding award as to price, number or kind of shares subject to such award, vesting and other terms to reflect the foregoing events, which adjustments need not be identical as between different awards or different types of awards.

Amendments: The Board of Directors may amend, alter or discontinue the 2005 Plan and the Compensation Committee may amend or alter any agreement or other document evidencing an award made under the 2005 Plan, provided that no action may be taken by the Board of Directors (except those described earlier in the “Adjustments” section) without the approval of the stockholders to:

•	increase the maximum number of shares for which awards may be granted under the 2005 Plan;

•	permit granting of stock options at less than fair market value;

•	reduce the exercise price of outstanding options;

•	extend the term of the 2005 Plan;

•	change the class of individuals eligible for the 2005 Plan;

•	otherwise amend the 2005 Plan in any manner requiring stockholder approval by law or under the applicable NASDAQ listing requirements, if applicable;

•	increase the individual annual award limitations; and

•

impair the rights of any award holder without his or her consent (unless the Compensation Committee determines prior to any change of control that the amendment or alteration is required or advisable to satisfy any law or regulation).

Tax Consequences of the 2005 Plan

The following is a general summary of the United States federal income tax consequences to Adept and the participants resulting from the grant of awards under the 2005 Plan. This summary is based on the federal income tax laws that are in effect as of the date of this proxy statement, all of which are subject to change on a retroactive or prospective basis. The summary does not purport to be complete and does not discuss any tax consequences under state, local or foreign tax laws. In addition, the tax consequences to a participant may differ depending upon the participant’s individual circumstances. Adept urges the participant to consult his or her personal tax advisor regarding tax consequences of awards under the Plan.

Incentive Stock Options

No taxable income is recognized by a participant at the time of the grant of an incentive stock option, or ISO. In addition, the participant will not recognize income for regular federal income tax purposes at the time of the exercise of an ISO. A participant may, however, be subject to alternative minimum tax upon the exercise of an ISO because the excess of the fair market value of the shares acquired upon the exercise of an ISO (referred to as the ISO Shares) over the exercise price must be included in “alternative minimum taxable income.” A participant’s basis in the ISO Shares for regular federal income tax purposes will generally be the price paid upon the exercise of the ISOs. Adept will not be entitled to a deduction at the time of the grant or the exercise of an ISO.

If the participant holds the ISO Shares for at least one year from the date of exercise and two years from the date the option was granted, referred to as the ISO holding period, the participant generally will realize long-term capital gain or loss upon disposition of the ISO Shares. This gain or loss will generally be equal to the difference between the amount realized upon the disposition and the amount paid for the ISO Shares upon exercise.

If a participant disposes of the ISO Shares prior to the expiration of the ISO holding period, referred to as a Disqualifying Disposition, the participant will have: (1) ordinary income in an amount equal to the lesser of (a) the sales price of the ISO Shares over the exercise price of the ISOs, and (b) the fair market value of the ISO Shares on the date of the exercise of the ISOs over that exercise price; (2) capital gain in amount equal to the sales price of the ISO Shares over the fair market value of the ISO Shares on the date of the exercise of the ISOs; and (3) capital loss in an amount equal to the excess, if any, of the exercise price of the ISO over the sales price of the ISO Shares.

In the event of a Disqualifying Disposition of the ISO Shares, Adept generally will be entitled to a deduction to the extent that the participant realized ordinary income as a result of such Disqualifying Disposition, subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a tax reporting obligation.

Nonqualified Stock Options

A participant will not recognize any taxable income when a NQSO is granted. The participant will generally recognize ordinary income upon the exercise of the option equal to the excess of (a) the fair market value of the shares received upon the exercise of the NQSO, which is referred to as “Option Shares”, (including any shares withheld to pay applicable withholding taxes) on the exercise date over (b) the purchase price paid for those shares. The ordinary income recognized by a participant will be subject to applicable income and employment tax withholding.

Upon a subsequent sale or other disposition of the Option Shares, the participant will recognize gain or loss equal to the difference between the amount realized on such disposition and the participant’s basis in those shares. The participant’s basis in the Option Shares will be equal to the exercise price of the NQSO plus the amount of ordinary income recognized by the participant as a result of the exercise of the NQSO. Any gain or loss on the subsequent sale or disposition of the Option Shares generally will be treated as long-term or short-term capital gain or loss, depending on whether the holding period for the Option Shares exceeds one year at the time of the sale or other disposition.

Adept generally will be entitled to a deduction in connection with a participant’s exercise of a NQSO to the extent that the participant recognizes ordinary income, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation.

Stock Appreciation Rights: The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Adept generally will be entitled to a tax deduction at the same time for the same amount, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation. If the stock appreciation right is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock Units: Grantees of restricted stock units do not recognize income at the time of the grant of such restricted stock units. However, when the restricted stock units are paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and Adept will receive a corresponding deduction, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation. The participant will be subject to income and employment tax withholding at the time when the ordinary income is recognized.

Restricted Stock: The tax consequences of the receipt of restricted stock will vary depending on whether or not the participant makes an election under Section 83(b) of the Code (“Section 83(b) Election”) with respect to the restricted stock. If the participant makes a Section 83(b) Election with respect to the restricted stock, he or she generally will be taxed at ordinary income tax rates at the time of grant on the excess of the fair market value of the restricted stock acquired (determined without regard to the effect on value of any vesting restrictions) over the purchase price paid for such stock. If the participant does not make a Section 83(b) Election, he or she will be taxed at ordinary income tax rates as the restricted stock vests, and the amount of ordinary income for each share of restricted stock will equal the excess of the fair market value of the share of restricted stock on the date the share vests over the purchase price paid for the share. A participant’s holding period for the shares of restricted stock generally will begin on the date that the participant acquires the shares (assuming the participant makes a Section 83(b) Election) or the date the shares vest (assuming the participant does not make a Section 83(b) Election). The participant will be subject to income and employment tax withholding at the time when the ordinary income is recognized. Adept generally will be entitled to a deduction in connection with a participant’s receipt of restricted stock as and when and to the extent that the participant recognizes ordinary income, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation.

Performance Award Units

A participant will not have taxable income upon the grant of a contingent right to payment under a performance award unit. Rather, taxation will be postponed until an amount becomes payable under a performance award unit, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. Participants should consult their tax advisors regarding the requirements that must be satisfied in order for a deferral election to be deemed timely in light of the rules in Section 409A of the Internal Revenue Code.

The participant will be subject to income and employment tax withholding at the time when the ordinary income is recognized. Adept generally will be entitled to a tax deduction at the same time and for the same amount, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation.

Miscellaneous Tax Issues

Generally, Adept will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with the vesting of restricted stock, exercise of NQSOs or otherwise. The participant may be required to pay the withholding taxes to Adept or make other provisions satisfactory to Adept for the payment of the withholding taxes as a condition to the exercise of options.

Special rules will apply in cases where a participant pays the exercise or purchase price of the option or applicable withholding tax obligations by delivering previously owned shares of stock or by reducing the amount of shares otherwise issuable pursuant to the option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a Disqualifying Disposition with respect to ISO Shares. Participants should consult their own tax advisors regarding the consequences of the payment of exercise price by delivering previously owned shares.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, Adept will be entitled to a tax deduction at the same time and for the same amount.

For the individual serving as the chief executive officer of Adept at the end of the taxable year and for the individuals serving as officers of Adept or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by Adept and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” Adept expects that NQSOs and ISOs should qualify as performance-based compensation. The Compensation Committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and performance award units to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Compensation Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Compensation Committee will certify the extent to which the Qualifying Performance Criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

Stock Price

On September 19, 2011, the closing price of Adept common stock as reported by NASDAQ was $3.86.

New Plan Benefits

Future awards under the 2005 Plan to our non-employee directors, executives and employees are made at the discretion of the Compensation Committee, with the exception of the automatic grants to non-employee directors discussed above. At this time, therefore, the benefits that may be received by our executive officers and other employees if our stockholders approve the proposed amendment to the 2005 Plan cannot be determined. The table below reflects benefits and awards made during fiscal 2011. The notes following the table describe potential future benefits of awards made in fiscal 2011. By way of background, please see the compensation tables included in the “Executive Compensation” section of this proxy statement for a discussion of our executive compensation objectives and for information regarding equity awards to our named executive officers in fiscal 2011 and our “Director Compensation” discussion.

From July 1, 2010 through June 30, 2011 (Adept’s most recently completed fiscal year), the individuals or groups listed below were granted the following options and share awards (net of cancelations):

Name and Principal Position or Group	Options Granted (1)	Share Awards (2)
John Dulchinos President and Chief Executive Officer, Director	50,000	60,000

Lisa M. Cummins Vice President of Finance and Chief Financial Officer	15,000	40,000

Joachim Melis Vice President, Business Development	12,500	—

David Pap Rocki Former Vice President, Worldwide Operations	10,000	20,000

All Non-Employee Directors, as a group (5 persons)(3)	24,000	—

All Employees, as a group (excluding our Executive Officers)	174,000	175,000

Total shares granted /awarded during fiscal 2011	285,500	295,000

Canceled options and shares traded for taxes in fiscal 2011	38,500	27,912

Total shares used for compensation in fiscal 2011	247,000	267,088

(1)	In addition to the benefits and awards set forth above, Adept’s Compensation Committee has approved a performance stock program for fiscal 2012 that would include potential grants of up to 225,000 shares of common stock potentially issuable in fiscal 2013 to executive officers and other key employees if certain financial targets of the Company for the fiscal year are met, and subject to time-based vesting for a period of two years after the end of fiscal 2012. The benefits and awards to be made to the individuals named above will be as determined by the Compensation Committee.
(2)	The table excludes performance-based Restricted Stock Units (RSUs) awarded to our executive officers and certain other key employees in August 2010, as these RSUs were terminated prior to vesting and settlement for shares because the corporate financial goals on which their vesting depended were not met.
(3)	To date, option grants to non-employee directors have not been made under the 2005 Plan but will commence as discussed above on November 9, 2011 and will include an annual grant of 6,000 options for each director if the proposed amendments to the 2005 Plan are approved. See the discussion of director equity compensation under “Director Compensation” above for further discussion of options that will be granted to directors.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting (including those shares represented by proxy) will be required to approve the proposed amendments to the 2005 Equity Incentive Plan, with abstentions treated as a negative vote against the proposal. Broker non-votes shall have no effect on the vote.

The Board of Directors of Adept recommends a vote FOR the approval of the amendments to the 2005 Equity Incentive Plan. Unless marked to the contrary, proxies received will be voted FOR the approval of the amendments to the 2005 Equity Incentive Plan.

PROPOSAL THREE: RATIFICATION OF

APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Armanino McKenna LLP, an independent registered public accounting firm, as our independent registered public accountants, to audit our consolidated financial statements for the current year ending June 30, 2012. Armanino McKenna LLP has audited our consolidated financial statements since fiscal 2006. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Armanino McKenna LLP as our independent registered public accountants to audit our consolidated financial statements for the current fiscal year ending June 30, 2012. A representative of Armanino McKenna LLP is expected to be present at our Annual Meeting, and will have an opportunity to make a statement and to be available to respond to appropriate questions.

Stockholder ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors is not required by Adept’s bylaws or otherwise. However, the Board is submitting the selection of Armanino McKenna LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Armanino McKenna LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year, if it determines that such a change would be in the best interests of Adept and its stockholders.

Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2012 requires the affirmative vote of a majority of the shares represented (including those shares represented by proxy) and entitled to vote at the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2012. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Armanino McKenna LLP.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee primarily assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting and financial reporting practices of Adept and engaging and reviewing the independence and performance of Adept’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. Adept’s independent auditors are responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The independent auditors report directly to the Audit Committee and have unrestricted access to the Committee. The Audit Committee also oversees the internal audit and Sarbanes-Oxley compliance functions of Adept, which report directly to the Audit Committee.

At the end of fiscal 2011 and in early fiscal 2012, the Audit Committee reviewed and discussed with Adept’s independent auditors, the overall scope and plans for the fiscal 2011 year-end audit. In addition, the Audit Committee met with management and the independent auditors to review and discuss the audited consolidated financial statements as of and for the fiscal year ended June 30, 2011. The Audit Committee also reviewed and discussed the independent auditor’s examination of the financial statements, both with and without the presence of management.

In addition, the Audit Committee has discussed with the independent auditors their judgments as to the acceptability and quality of Adept’s accounting principles, and such other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board, or PCAOB. Further, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and discussed with them their independence from Adept and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Adept’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Adept Technology, Inc. for the fiscal year ended June 30, 2011.

A. Richard Juelis, Chairman

Michael P. Kelly

Herbert J. Martin

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed to Adept for professional services rendered by Armanino McKenna LLP our principal accountants during the last two fiscal years.

	Fees billed by Armanino McKenna LLP for fiscal years ended
	June 30, 2011	June 30, 2010
Audit Fees (1)	$351,576	$475,460
Audit-Related Fees (2)	—	—

Audit and audit-related fees	351,576	475,460
Tax Fees (3)	—	—
All Other Fees (4)	—	19,325

Total fees	$351,576	$494,785

(1)	Includes fees for the audit of Adept’s consolidated financial statements included in Adept’s Annual Report on Form 10-K, fees for the review of the interim condensed consolidated financial statements included in Adept’s Quarterly Reports on Form 10-Q, and fees for services that are normally provided by Adept’s independent public accountants in connection with statutory and regulatory filings or engagements. Amount reflects fees billed to date and unbilled accrued fees for services rendered in connection with the audit of the financial statements for fiscal 2011.
(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Adept’s consolidated financial statements that are not reported under “Audit Fees.”
(3)	Principally includes fees for assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning, tax advice and tax consulting.
(4)	Consists of fees related to other accounting services such as due diligence related to acquisitions.

Independent Auditors

The appointment of our independent auditors is approved annually by the Audit Committee of our Board of Directors. Armanino McKenna LLP, an independent registered public accounting firm, has been our auditor since October 2005 and was our independent auditor for fiscal year 2011. The Audit Committee of our Board of Directors has appointed Armanino McKenna LLP as our independent auditor for the fiscal year ending June 30, 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit and permissible non-audit services provided by Armanino McKenna LLP prior to the engagement of Armanino McKenna LLP with respect to such services. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the retention of Adept’s independent auditors for the purpose of preparing or issuing audit reports, performing other audit, review or attest service, or performing non-audit services that result in fees of less than $25,000. Approval of the Audit Committee is required for the engagement of independent auditors for services in excess of $25,000. All of the services provided by Armanino McKenna LLP shown in the table above were pre-approved by the Audit Committee. None of the services described in the table above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has determined that the fees for services rendered were compatible with maintaining Armanino McKenna LLP’s independence from Adept.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Adept common stock held by:

•	each person known by Adept to beneficially own more than 5% of Adept’s outstanding common stock;

•	each director of Adept;

•	each of the executive officers or former executive officers of Adept named in the Summary Compensation Table below; and

•	all current directors and executive officers of Adept as a group.

Applicable percentage ownership in the following table is based on 9,746,709 shares of our common stock outstanding as of September 19, 2011.

This table is based upon information supplied by officers, directors and principal stockholders, and on Schedules 13F filed with the SEC. Beneficial ownership of greater than five percent of Adept’s outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC except as noted below, while beneficial ownership of executive officers and directors is as of September 19, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options or restricted stock awards that are currently exercisable or become exercisable within 60 days after the Record Date, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the principal address of each of the following persons is c/o Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

	Common Shares Beneficially Owned
Beneficial Owner	Number of Shares Owned	Number of Shares of Restricted Stock (1)	Number of Stock Options Exercisable in 60 Days	Total Shares Beneficially Owned	Percent of Shares Outstanding
5% Holders
AWM Investment Co., Inc. (Austin W. Marxe and David M. Greenhouse) (2)	2,275,976	—	—	2,275,976	23.4%
153 East 53rd Street
New York, NY 10022
Kopp Investment Advisors, LLC (3)	898,800	—	—	898,800	9.2%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
State of Wisconsin Investment Board (4)	837,609	—	—	837,609	8.6%
121 East Wilson St., 2nd Floor
Madison, Wisconsin 53707
Gruber & McBaine Capital Management, LLC (Jon D. Gruber and J. Patterson McBaine) (5)	600,000	—	—	600,000	6.2%
50 Osgood Place
San Francisco, California 94133
Named Executive Officers of Adept
Lisa M. Cummins	33,619	5,000	84,194	122,813	1.3%
John Dulchinos	82,137	7,500	223,171	312,808	3.1%
Joachim Melis	—	—	68,959	68,959	*
David Pap Rocki (former officer)	9,081	—	—	9,081	*
Non-employee Directors of Adept
Benjamin A. Burditt	—	—	5,000	5,000	*
A. Richard Juelis	4,500	—	28,750	33,250	*
Michael P. Kelly	18,000	—	24,550	42,550	*
Herbert J. Martin	—	—	28,750	28,750	*
Robert J. Richardson	—	—	5,000	5,000	*
All current executive officers and directors as a group (8 persons)	138,256	12,500	468,374	619,130	6.1%

*	Less than 1%
(1)	Consists of shares of restricted stock that are not vested as of September 19, 2011. Holders of unvested shares of restricted stock have voting rights with respect to such stock, but such stock is subject to both vesting over the next three months and forfeiture.
(2)	Reflects ownership as reported on Form 13F filed with the SEC for the period June 30, 2011, and as updated by Marxe and Greenhouse to Adept as of September 13, 2011. Marxe and Greenhouse beneficially own 2,275,976 shares of Adept common stock which consists of: (i) 297,532 shares of common stock owned by Special Situations Cayman Fund, L.P.; (ii) 821,594 shares of common stock owned by Special Situations Fund III QP, L.P.; (iii) 579,962 shares of common stock owned by Special Situations Private Equity Fund, L.P.; (iv) 94,098 shares of common stock owned by Special Situations Technology Fund, L.P.; and (v) 482,790 shares of common stock owned by Special Situations Technology Fund II, L.P. AWM Investment Company, Inc. (“AWM”) serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of Special Situations Fund III QP, L.P. AWM is also the general partner of and investment adviser to Special Situations Cayman Fund, L.P., and serves as the investment adviser to Special Situations Fund III QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(3)	Reflects ownership as reported on Schedule 13F filed with the SEC for the period ended June 30, 2011. This figure represents shares beneficially owned by (i) Kopp Investment Advisors, LLC (KIA), a registered investment advisor, (ii) Kopp Holding Company, LLC, and (iii) LeRoy C. Kopp, individually and through his control over Kopp Holding Company, LLC, which is the sole owner of KIA. KIA beneficially owns 898,800 shares of Adept common stock, has sole voting power over 583,600 shares, sole dispositive power over 583,600 shares and shared dispositive power over 315,200 shares.
(4)	Reflects ownership as reported on Form 13F filed with the SEC for the period ended June 30, 2011.
(5)	Reflects ownership as reported on Form 13-F filed with the SEC for the period ended June 30, 2011 and as updated by Gruber and McBaine to Adept as of September 15, 2011. This figure represents shares beneficially owned by (i) Gruber and McBaine Capital Management, LLC (“GMCM”), a registered investment advisor, (ii) Jon D. Gruber, (iii) J. Patterson McBaine, and (iv) Lagunitas Partners and consists of 600,000 shares of Adept common stock. GMCM beneficially owns 434,104 shares of Adept common stock and has shared voting power and shared dispositive power over 370,045 shares inclusive of Lagunitas Partners. Mr. Gruber has beneficial ownership of 434,104 shares of Adept common stock and sole voting power and sole dispositive power over 77,110 shares. Mr. McBaine has beneficial ownership of 520,690 shares of Adept common stock and sole voting and sole dispositive power over 86,586 shares. Lagunitas Partners beneficially owns 370,045 shares of Adept common stock and has shared voting power and shared dispositive power over 370,045 shares. Mr. Gruber and Mr. McBaine are the managers, controlling persons and portfolio managers of GMCM. Lagunitas Partners is an investment limited partnership of which GMCM is the general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Adept’s executive officers and directors, and persons who own more than ten percent of a registered class of Adept’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Adept with copies of all Section 16(a) forms they file. To Adept’s knowledge, based solely on a review of the copies of such reports furnished to us or written representations received from certain reporting persons, during fiscal 2011, all Section 16(a) filing requirements applicable to our officers and directors were complied with on a timely basis, except that a Form 4 was late filed for each of Mr. Dulchinos and Ms. Cummins in April 2011 related to withholding of certain shares in connection with the quarterly release of restricted stock for tax payments. We have not been informed of any untimely filing by a greater than ten percent stockholder.

EXECUTIVE COMPENSATION

Compensation Committee Report

The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011.

Respectfully submitted,

Herbert J. Martin, Chairman

A. Richard Juelis

Michael P. Kelly

Robert J. Richardson

Compensation Discussion and Analysis

General Objectives

Our overall objective with regards to executive compensation is to provide a compensation package that enables us to attract and retain highly qualified individuals whose abilities are critical to our long-term success, and to motivate these executives to achieve superior performance. Our compensation program for our Named Executive Officers (NEOs) is based upon the following underlying principles:

•	The NEOs’ total direct compensation (consisting of salary, annual incentive compensation and long-term equity incentive compensation opportunities) should be competitive;

•

A substantial portion of each NEO’s compensation should be at risk, with payment of that compensation tied to achievement of specific, primarily corporate, financial, organizational or other goals, such as the growth of one or both of the Company’s recently acquired businesses, to drive improved performance; and

•

Our compensation program should align each NEO’s interests with the interests of stockholders by providing executives with long-term equity incentive compensation opportunities and promoting stock ownership.

Summary of Executive Compensation Program

In line with the principles noted above, our executive compensation program generally is comprised of three elements: (i) base salary, which is established primarily on the basis of individual qualifications and market considerations, as well as economic conditions and parity in treatment of executives and non-executive employees, with a general goal of seeking to align base salary compensation to be near the 50th percentile of base salary among Adept’s peer group, as discussed below, (ii) annual variable performance awards payable in restricted stock or cash and tied to Adept’s achievement of financial performance goals and the executive’s contribution to the achievement of those goals, and (iii) long-term stock-based incentive awards that are intended to strengthen the mutuality of interests between the executive officers and the stockholders and in the case of (ii) and (iii) with a goal of achieving NEO stock ownership levels at the 75th percentile of executives at peer companies as further discussed below. In aggregate, we seek to provide total direct compensation consisting of base salary, stock options and other equity compensation for our executive officers that is approaching the 50th percentile of peer companies. In defining the level and mix of executive compensation, the Compensation Committee attempts to provide an appropriate balance of elements, without a specifically defined target allocation percentage, based on a variety of factors and also considers the accounting implications of each element and stockholder dilution/”overhang” in the case of equity awards.

Each of the three elements described above is designed to reward different results, as shown below:

Compensation Element	Designed to Reward	Relationship to Objectives

Base Salary	Individual experience, qualifications and performance of the NEO	• Provides competitive compensation to attract and retain NEOs • Rewards past performance

Annual Variable Award (Restricted Stock or Cash)	Success in reaching corporate goals Retention – Restricted stock awards are subject to two-year retention for vesting

•    Provides competitive compensation to attract and retain NEOs

•    Compensation is at risk/contingent so that NEOs are motivated to achieve corporate goals

•    Restricted stock vesting promotes stock ownership and aligns NEO interests with the interests of our stockholders

Long-Term Stock-Based Incentive Awards (Stock Options)	Achievement of corporate goals and commitment to improved performance and long-term success of Company, through participation in increased shareholder value.	• Aligns the NEOs’ interests with the interests of our stockholders • Promotes stock ownership

The mix between elements of compensation varies by NEO and is influenced by corporate financial and strategic goals for which the NEO plays an important role rather than individual performance. In general the Compensation Committee adheres to our overall objective of offering compensation that is competitive; providing NEOs with significant opportunity to earn additional, at risk compensation by meeting or exceeding business plan objectives; and including long-term equity opportunities as an important compensation element. Currently, our business goal of increasing the Company’s liquidity influences the mix of compensation elements we utilize, which has resulted in less emphasis on salary and more emphasis on equity, in particular restricted stock, as a way of providing competitive remuneration with a retention element and balancing each executive’s overall compensation package more heavily towards incentive compensation requiring performance and retention. The use of restricted stock for at risk performance awards provides an incentive for achievement of performance goals with a retention element, as stock awards are subject to two-year vesting. Additionally, we have set a goal of increasing the percentage of each NEO’s ownership in the Company, and this too results in a greater emphasis on equity within the mix of executive compensation. We utilize stock options as a long-term incentive as we believe stock options, which vest over several years, align the interests of our executives with the long-term interest of our shareholders by focusing them on increasing shareholder value. Long-term option awards generally have comprised a higher percentage of the mix of compensation for our U.S. executives than for our executives outside the U.S., as equity awards are generally considered to be a more important element of compensation among U.S. employees. Details about the compensation elements utilized in our executive compensation program during fiscal 2011 are provided below under “Elements of Executive Compensation.”

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. During fiscal 2011 the members of the committee were Michael Kelly, Robert Majteles and Herbert Martin, each an independent, non-employee director, and Mr. Martin served as Chairman. Mr. Majteles resigned from the Compensation Committee and the Board of Directors in May 2011 and A. Richard Juelis joined the Compensation Committee effective June 29, 2011.

The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees. In reviewing and determining the compensation of our CEO and our other NEOs, the Compensation Committee evaluates a variety of criteria, including comparable and market compensation data, executive performance and potential, and other information determined by the Compensation Committee to be important. The CEO does not have a role in setting his compensation, but the Compensation Committee considers the recommendations of the CEO when determining annual compensation for our other NEOs. On at least an annual basis, the Compensation Committee or Board also approves stock option or other equity or cash incentive awards for all our NEOs. In addition, the Compensation Committee reviews and recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. For fiscal 2011, Radford, an AON Hewitt Company, was engaged at the direction of the Compensation Committee as compensation consultant on all matters related to the compensation of Adept’s executive officers. Radford was assigned projects directly by the committee, or by the Director of Human Resources and her staff upon the direction of the committee. The Company’s human resources group also supported the work of the committee and acted as the primary interface in coordinating assigned projects with Radford. For fiscal 2011, Radford provided market data, advice and recommendations to the committee and Adept’s management on competitiveness of executive officer compensation levels, goal metrics and bonus design, compensation mix between cash and equity, composition of the peer group, developments in technology industry compensation programs, legislation and regulation affecting executive compensation, the impact of the global economy on executive compensation and director compensation. For fiscal 2011, we paid Radford and AON Hewitt less than $120,000 for the compensation services it provided to the committee. Radford’s services included attending committee meetings, providing surveys and data analysis as well as other compensation-related services. Independent of its consulting services, we also subscribe to and participate in Radford’s technology benchmarking surveys and utilize another subsidiary of AON Hewitt Corporation as our insurance broker for healthcare coverage for our employees. More information about the Compensation Committee’s role can be found under “Proposal One: Election of Directors—Compensation Committee” in this proxy statement.

Summary of Executive Compensation in Fiscal 2011

Determination of compensation elements for our executive officers for fiscal 2011 included (i) review of base salary for each officer, (ii) establishment of annual performance goals and award levels for at risk compensation and (iii) review of each officer’s beneficial ownership of Adept stock, including options and other equity. Each of these elements was evaluated in the context of peer data provided by an independent compensation consultant retained by the Compensation Committee and all three elements were considered both separately and together to ensure that the overall compensation package for each NEO addressed our primary objectives of offering competitive remuneration, having a substantial portion of compensation at risk and contingent upon financial and operating performance, and promoting long-term stock ownership.

Upon a review of peer data, the Compensation Committee concluded that salary levels for our executive officers were well below the 50th percentile of the market, as further explained below under “Elements of Executive Compensation—Base Salary.” However, the Committee also considered the ongoing climate of economic uncertainty and its possible effect on the Company’s revenues, the goal of cash preservation and to manage Adept’s business to be profitable, and the information that there were to be no increases to salary levels for Company’s general employee base as a result of these factors. Therefore, no increase was made to executive base salary levels for fiscal 2011, except for Mr. Melis, whose salary was increased upon his appointment to the position of Vice President Business Development at the beginning of fiscal 2011.

To ensure that the total compensation package for executive officers in fiscal 2011 was competitive, the Compensation Committee established a goal of using a mix of stock options and performance-based restricted stock to achieve NEO ownership levels between the 50th and 75th percentile of peer companies. No specific targets were used to determine the allocation between stock options and at-risk restricted stock. Annual stock option grants were made in amounts that ensured that each executive officer was near or above the 75th percentile of the market for long-term beneficial ownership. Annual stock options vest over four years, providing a long-term incentive for executives. Additionally, stock options i) allow Adept not to use its cash for compensation, while only incurring modest non-cash expense relating to the options in consideration of the long-term retention required to earn the full award, and ii) align the interest of NEOs with stockholders as option value results from positive stock price performance. Stock option grants in fiscal 2011 are further discussed below under “Elements of Executive Compensation—Long Term Compensation.”

Restricted Stock Units (RSUs) that would be settled in stock based on the achievement of corporate financial goals were utilized as the primary award component of at-risk executive compensation in fiscal 2011. RSU awards were set at levels that offered each executive officer the opportunity to bring beneficial ownership closer to the target range between the 50th and 75th percentile of the market, when taken together with each NEO’s existing option holdings. In addition, the compensation program in fiscal 2011 also included a potential cash component for over-achievement of corporate performance targets. Restricted stock was believed to be an appropriate form of performance-based compensation as i) the two-year vesting period of restricted stock provides a more immediate incentive to recipients than stock options, which vest over four years, while allowing the Company to provide a non-cash award, and ii) positive Adjusted EBITDA, which was one of two criteria for restricted stock for fiscal 2011, results from operational improvement as well as revenue growth, which strengthens Adept’s financial and market position and thus enhances shareholder value. The use of performance-based restricted stock and RSUs is further described below under “Elements of Executive Compensation—At Risk Performance Awards and the Fiscal 2011 Performance Program.”

Competitive Benchmarking /Review of Peer Data

In determining executive compensation for fiscal 2011 and to make certain that our compensation programs meet the objectives described above, the Compensation Committee relied on compensation information produced by Radford, an AON Hewitt Company, a compensation consulting firm for the technology industry. The compensation information considered by the Compensation Committee for fiscal 2011 was drawn from a peer group of 20 companies considered to be most closely comparable to Adept (as detailed below), which was developed and reviewed by both management of the Company and the Compensation Committee. In certain instances a broader, supplemental list based on Radford’s surveys also was utilized that consisted of more than 100 publicly traded technology companies with between $30 million and $100 million in revenue, headquartered in Northern California. The supplemental group data was used where peer group data was insufficient to address specific items, particularly for determining market percentile levels for base salary, evaluating stock ownership and incentive/performance awards and for director compensation.

In making its decisions about compensation for individual executives, the Committee reviewed comparable salary and equity incentive information, by position, from Radford. The 20 companies determined to be most comparable to Adept (the “Peer Group”) were selected based on their similar size to Adept, their technologies and their location in California, and included:

8X8, Inc.	PDF Solutions Inc.

ActivIdentity Corporation	Phoenix Technologies Ltd.

California Micro Devices Corp.	PLX Technology Inc.

Cutera, Inc.	QuickLogic Corp.

Endwave Corp.	RAE Systems Inc.

Glu Mobile, Inc.	Rainmaker Systems Inc.

Keynote Systems Inc.	Solta Medical, Inc.

LaserCard Corp.	SWK Holdings Corporation (formerly KANA Software)

LookSmart, Ltd.	Virage Logic

MIPS Technologies, Inc.	ZiLog, Inc.

Elements of Executive Compensation

Base Salary

Base salaries for NEOs are reviewed annually, or more frequently should there be significant changes in responsibilities or the Company’s circumstances. In each case, the Compensation Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, current salary level and competitive salary practices.

In August 2010, the Compensation Committee reviewed and evaluated competitive base salary levels for our executive officers, comparing each NEO’s base salary with a target amount equal to the 50th percentile of comparable companies using Radford’s surveys, including the peer group list and the broader supplemental group of technology companies. Radford’s data indicated that base salary levels for each of our NEOs fell well below the 50th percentile of base salary for respective positions compared with the group of comparable companies. However, the Compensation Committee took no action at that time to increase salaries, due to ongoing economic uncertainty and the goal of management to manage costs in order to support the Company’s strategy to become profitable. In addition, full salary levels for our NEOs, which had temporarily been reduced initially by approximately 10% for employees (and approximately 20% voluntarily by our CEO) and then further reduced by an additional amount resulting in a total approximately 20% reduction for Ms. Cummins and Mr. Melis, 30% for Mr. Pap Rocki and 35% for Mr. Dulchinos) in response to the economic downturn impacting Adept’s business during fiscal 2009, had been restored in the second half of fiscal 2010 as the Company’s revenue improved. Therefore, annual base salaries for our NEOs for fiscal 2011 remained at their pre-reduction levels, which for Mr. Dulchinos was $285,000, for Ms. Cummins was $220,000, and for Mr. Pap Rocki was $197,300. However the base salary for Mr. Melis, formerly our Vice President Worldwide Sales, was increased from €140,000 (or approximately $195,000) to €170,000 (or approximately $232,000) upon his appointment to the new position of Vice President Business Development.

In fiscal 2011 the Compensation Committee utilized other compensation elements, including performance-based restricted stock and stock option grants, to create a competitive compensation package for each of our NEOs and to increase the mix of both at risk and long-term equity compensation. These other elements are discussed below under “Elements of Executive Compensation—Long-term Compensation” and “—At Risk Performance Awards and the Fiscal 2011 Performance Program.”

Long Term Compensation

Equity Plans. During fiscal 2011, we maintained three long-term incentive equity plans in which our NEOs are eligible to participate: the 2001 Stock Option Plan, as amended, the 2003 Stock Option Plan, as amended, and the 2005 Equity Incentive Plan. The 2001 Stock Option Plan expired in August 2011. We refer to these plans as the “Equity Plans.” The Equity Plans are intended to align stockholder and employee interests by creating a direct link between long-term rewards and the value of our common stock. The Equity Plans and Compensation Committee Charter authorize the Compensation Committee to award stock options, restricted stock and RSUs, among other securities to our NEOs.

The Compensation Committee believes that long-term stock ownership by executive officers and employees is an important factor in retaining valued employees and in achieving growth in share value. Generally, we grant options primarily to our non-employee directors and our executive and senior management team. Option grants to NEOs utilize vesting periods that encourage the NEOs to continue in the employ of Adept. Because the value of an option bears a direct relationship to our stock price, the Compensation Committee believes that options motivate NEOs to manage Adept in a manner which will benefit all stockholders.

Annual Time-Based Stock Options. Consistent with the Company’s philosophy of aligning our executive’s interests with the interests of our stockholders with stock options that vest over time, option grants to NEOs generally are made on an annual basis. The exercise price per share of each stock option is equal to the closing market price of a share of Adept common stock on the date the option is granted. The size of the stock option grants is determined by a number of factors, including:

•	comparable grants to executive officers and employees of similarly situated companies;

•	the NEO’s relative position and responsibilities with Adept;

•	compensation history and base salary levels;

•	the individual performance of the NEO over the previous fiscal year;

•	the anticipated contribution of the NEO to the attainment of our long-term strategic performance goals; and

•	the dilutive effect of the option grant.

Our CEO generally provides his recommendations to the Compensation Committee regarding specific grant amounts or ranges for our other NEOs, and the Board reviews and determines the option amounts granted to our other NEOs and sets the amounts granted to our CEO.

In determining the number of stock options to be granted to each NEO for fiscal 2011, in August 2010 the Compensation Committee reviewed and evaluated stock option ownership levels for our executive officers, comparing each NEO’s stock option ownership levels with a target amount equal to the 75th percentile of the comparable companies, which included the 20 peer companies and the broader supplemental group, as surveyed by Radford. The data from Radford indicated that total stock ownership for each of our NEOs was between the 50th and 75th percentile of stock option ownership for comparable positions at peer companies. Radford further provided analysis of the number of total shares that would be needed to bring current stock option ownership levels to the 75th percentile for NEOs. The Compensation Committee also considered the below 50th percentile salary levels of our executive officers and the fact that, with the exception of Mr. Melis, salary levels for fiscal 2011 were not being increased. Therefore the amount of option grants made to our executive officers generally exceeded the number required to reach the 75th percentile for peer ownership.

The option grants were made on August 31, 2010, vest 1/48th per month over four years, expire ten years from the date of grant and have an exercise price of $4.86 per share, which was the closing price of our common stock on the date of grant.

The number of stock options granted to each of our NEOs in August 2010 is shown below:

Name	Number of Shares
John Dulchinos—President and Chief Executive Officer	50,000
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	15,000
Joachim Melis—Vice President, Business Development	12,500
David Pap Rocki—Former Vice President, Worldwide Operations	10,000

At Risk Performance Awards and the Fiscal 2011 Performance Program

The Compensation Committee sets new goals for Adept each fiscal year on the basis of past performance and objectives for the next fiscal year. In August 2010, the Compensation Committee recommended and the Board of Directors approved and adopted the Fiscal 2011 Performance Plan (the “2011 Plan”), under which our NEOs and certain key employees known as the “focus team” were awarded at-risk RSUs which were subject to vesting and settlement into shares of common stock based on the achievement of specific financial targets for fiscal 2011 that included target revenue and positive “Adjusted EBITDA” levels (earnings before interest income, income taxes, depreciation and amortization, merger and acquisition expense and goodwill impairment, and stock-based compensation expense as calculated under ASC Topic 718). Cash awards up to $370,000 could also be made if the Company’s performance exceeded certain targets.

The purpose of the 2011 Plan was to provide performance-based compensation to individuals who make a significant contribution to the performance of Adept and enhancing pay for performance, by:

•	focusing on the achievement of specific performance targets;

•	reinforcing a team orientation through collective targets;

•	providing significant award potential for achieving outstanding performance; and

•	enhancing the ability of the Company to attract and retain highly talented and competent individuals.

In fiscal 2011, eligible participants under the 2011 Plan consisted of our four NEOs, Mr. Dulchinos, Ms. Cummins, Mr. Melis and Mr. Pap Rocki, as well as other focus team employees. The 2011 Plan provided for awards of RSUs that could be settled for an aggregate of 113,000 restricted shares for our four participating NEOs and an aggregate of 35,000 shares for other focus team employees. The individual amount of Restricted Stock Units for which each NEO was eligible was determined by the Compensation Committee, based on their review and evaluation of total stock ownership levels for our executive officers and the market data presented to the Committee. In their review, the Compensation Committee compared each NEO’s total beneficial ownership levels, including both stock options and common shares held, with a target amount equal to the 50th and 75th percentile of comparable companies, including the 20 peer companies and the broader supplemental group of technology companies, as surveyed by Radford. The data from Radford indicated that the total stock ownership level of each of our NEOs varied, with stock ownership for our CEO falling below the 50th percentile of stock ownership for CEOs at peer companies and stock ownership for our other executive officers falling between the 50th and 75th percentiles for stock ownership by comparable positions at peer companies. Radford further provided analysis of the number of total shares needed to bring total ownership levels to the 75th percentile. The number of shares suggested by Radford included both RSUs and four-year vesting stock options. In determining the number of RSUs for which each NEO was eligible in fiscal 2011, the Compensation Committee first determined the number of stock options required to reach and exceed option ownership at the 75th percentile, and then considered the amount of RSUs to achieve total equity ownership at the 75th percentile. The Compensation Committee then looked at the total number of shares that had been determined for use under the 2011 Plan and determined the amount of performance-based stock that could be awarded to each executive officer to reach the desired target ownership.

In August 2010 the Compensation Committee granted RSUs to the eligible NEOs as shown below, which were tied to Adept’s achievement of target revenue and positive Adjusted EBITDA levels for fiscal 2011. The RSUs were priced using the closing price of Adept’s stock on the date of grant and were in the amounts shown in the table below:

Name	Maximum Number of Shares	Value of award (1)
John Dulchinos—President and Chief Executive Officer	50,000	$243,000
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	25,000	$121,500
Joachim Melis—Vice President Business Development	20,000	$97,200
David Pap Rocki—Former Vice President, Worldwide Operations	18,000	$87,480

1)	Calculated by multiplying number of restricted shares by the closing price of Adept common stock on the date of grant, which was August 31, 2010. The closing price on this date was $4.86 per share.

In order for the RSUs to vest and be settled for shares of the Company’s common stock, specific corporate financial targets had to be achieved, as follows:

•

A threshold achievement consisting of annual revenue at a target level set by Adept’s management (the “revenue budget”) and a target level of positive adjusted EBITDA (the “adjusted EBITDA target”) was required to be met before any vesting or settlement of RSUs was possible; achievement of the threshold level would result in vesting and settlement of 50% of the RSUs awarded.

•

Achievement of the revenue budget amount and 33% overachievement of the adjusted EBITDA target, or 10% overachievement of the revenue budget amount and achievement of the adjusted EBITDA target would result in vesting and settlement of 75% of the RSUs awarded.

•

Achievement of the revenue budget amount and 100% overachievement of the adjusted EBITDA target, or 15% overachievement of the revenue budget amount and achievement of the adjusted EBITDA target would result in vesting and settlement of 87.5% of the RSUs awarded.

•

Achievement of the revenue budget amount and 167% overachievement of the adjusted EBITDA target, or 10% overachievement of the revenue budget amount and 33% overachievement of the adjusted EBITDA target would result in vesting and settlement of 100% of the RSUs awarded.

•

Higher achievement against either the revenue budget, or the adjusted EBITDA target, or both would result in additional cash payments of up to $125,000 for Mr. Dulchinos, $62,500 for Ms. Cummins, $50,000 for Mr. Melis and $45,000 for Mr. Pap Rocki, contingent upon the level of overachievement.

However, as the financial targets for fiscal 2011 were not achieved, the restricted stock units granted to each of our NEOs were subsequently canceled, no cash awards were made and no value was realized. No discretion of the Compensation Committee was exercised to adjust the grants based upon Company or individual performance.

Fiscal 2012 Executive Compensation

In August 2011, the Compensation Committee adopted an executive compensation program for fiscal 2012 that seeks to (i) continue to preserve the Company’s cash by emphasizing the use of equity to competitively retain and incentivize NEOs (ii) primarily make use of restricted stock rather than cash for at risk performance compensation, and (iii) utilize stock options with four-year vesting periods for long-term compensation. The Compensation Committee utilized data from Radford to create the fiscal 2012 program, including analysis of executive compensation of 20 peer companies and a broader supplemental group of technology companies, as surveyed by Radford. As part of the program, the Compensation Committee adopted the Fiscal 2012 Performance Plan, referred to as the 2012 Plan, which provides for potential performance-based compensation for executive officers and focus team employees of the Company. The 2012 Plan provides that, based upon the Company’s revenue and Adjusted EBITDA performance for fiscal year 2012, the employee participants may receive restricted stock in varying amounts subject to the level of revenue and Adjusted EBITDA for fiscal 2012 up to an aggregate of 225,000 shares of the Company’s common stock and may also receive cash performance payments in amounts to be determined upon exceeding certain revenue and adjusted EBITDA performance targets for the fiscal year. Any restricted stock awarded pursuant to the 2012 Plan will be granted under Adept’s 2005 Equity Incentive Plan, as amended, and will be subject to vesting over the two-year period following the end of fiscal 2012. In addition, our Compensation Committee also adopted a supplemental cash incentive plan for fiscal 2012, referred to as the 2012 Cash Plan, that provides for potential cash compensation for participants in the 2012 Plan, contingent upon Adept’s achieving certain levels of cash and cash equivalents, net of its line of credit borrowings or any other financing, at the end of fiscal 2012. Any payments earned under the 2012 Cash Plan are expected to be paid in the first quarter of fiscal 2013.

Employee Benefit Plans

Our executive officers are eligible for the same benefits available to Adept employees. These include participation in a tax-qualified 401(k) plan, Employee Stock Purchase Plan and group life, health, dental, vision and disability plans.

Perquisites

Adept generally does not provide its executive officers with perquisites and personal benefits other than routine health care coverage and disability and life insurance, which all company employees receive. Adept provided John Dulchinos, our President and CEO, with a housing allowance through calendar year 2011. This allowance has been discontinued beginning in fiscal 2012. In addition, we provide an automobile allowance to Joachim Melis, our Vice President, Business Development and Managing Director of Europe, who is based in Germany, in keeping with local business practices and requirements of the position.

Severance Benefits

From time to time, we may provide conservative severance benefits upon termination of executives under certain circumstances. Severance benefits provided during fiscal 2011 to Mr. Pap Rocki are discussed below under “Termination / Change in Control Payments—Separation Agreement with David Pap Rocki.”

Risks of Compensation Policies and Practices

Overall, we believe the executive compensation program structure meets our compensation objectives and is designed to address any risks arising from the program, which risk management is overseen by the Compensation Committee. For example:

•	Our compensation programs are heavily weighted toward performance with a meaningful long-term equity component and very limited perquisites.

•	We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

•	We endeavor to increase executive stock ownership to align employee interests with those of our stockholders.

•

We have an incentive compensation clawback policy in our at-risk compensation performance plans to adjust or recover awards if the performance measures on which an award is based are restated in a manner that would reduce the award.

•	Our at-risk compensation focuses upon annual financial performance and not shorter-term periods.

•	Our performance awards remain subject to two-year vesting conditions versus immediate payout.

•	Our Compensation Committee has the ability to exercise discretion (including reducing a payout).

•	We have not re-priced stock options nor do we intend to without seeking stockholder approval.

Summary of Fiscal 2011 Executive Compensation

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the two executive officers serving during fiscal 2011 other than the CEO and CFO, based on total compensation for their services with us in all capacities during the fiscal years ended June 30, 2011, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(5)	Stock Awards ($) (6)(7)	Option Grants ($)(8)(9)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John Dulchinos— President and Chief Executive Officer	2011	$285,000		—	—	$172,886	—		$47,902	(11)	$505,788
	2010	$241,154	(1)	—	$291,600	—	—		$47,125	(12)	$579,879
	2009	$238,115	(1)	—	$34,198	$595,440	—		$50,055	(13)	$917,808
Lisa M. Cummins— Vice President Finance and Chief Financial Officer	2011	$220,020		—	—	$51,866	—		$16,516	(14)	$288,402
	2010	$201,385	(2)	—	$194,400	—	—		$14,711	(14)	$410,496
	2009	$197,423	(2)	—	$6,601	$147,087	—		$14,234	(14)	$365,345
Joachim Melis—Vice President, Business Development (17)	2011	$231,798		—	—	$43,222	—		$17,739	(15)	$292,759
	2010	$176,933	(3)	—	—	—	$83,226	(10)	$18,114	(15)	$278,273
	2009	$175,119	(3)	—	—	$101,783	—		$17,880	(15)	$294,782
David Pap Rocki— Former Vice President, Worldwide Operations	2011	$149,493	(4)	—	—	$34,577	—		$96,750	(16)	$280,820
	2010	$171,499	(4)	—	$97,200	—	—		$18,346	(14)	$287,045
	2009	$176,966	(4)	—	$15,783	$43,792	—		$18,101	(14)	$254,642

Salary

1)	Mr. Dulchinos’ annual base salary was $285,000 for all periods presented. Payments shown for fiscal years 2009 and 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Dulchinos’ salary was fully restored at the end of the fiscal second quarter of 2010 and he also received an additional payment of $2,192 in restoration of his previous salary level.
2)	Ms. Cummins’ annual base salary was $220,000 for all periods presented. Payments shown for fiscal years 2009 and 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Ms. Cummins’ salary was fully restored at the end of the fiscal second quarter of 2010 and she also received an additional payment of $1,692 in restoration of her previous salary level.
3)	Mr. Melis is paid in euros and his annual base salary was €170,000 for fiscal 2011 and €140,000 for fiscal years 2010 and 2009. Payments shown for fiscal years 2009 and 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Melis’ salary was fully restored at the end of the fiscal second quarter of 2010 and he also received an additional payment of approximately $1,543 in restoration of his previous salary level.
4)	Mr. Pap Rocki’s annual base salary was $197,300 for all periods presented. Payments shown for fiscal 2011 were prorated, reflecting Mr. Pap Rocki’s resignation from Adept effective February 11, 2011. Payments shown for fiscal years 2009 and 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Pap Rocki’s salary was fully restored at the end of the fiscal second quarter of fiscal 2010 and he also received an additional payment of $1,518 in restoration of his previous salary level.

Bonus Awards

5)	Under the Fiscal 2011 Performance Plan, the Fiscal 2010 Performance Program and the Fiscal 2009 Executive and Senior Management Payment Plan, our named executive officers were eligible for cash bonus awards upon the achievement of certain corporate financial targets. The respective targets for cash payments to be made were not achieved for any of the fiscal years shown in the table above and therefore no cash bonuses were paid to executives for those periods.

Stock Awards

6)	The amounts in this column represent the aggregate grant date fair value of the shares calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock awards are set forth in Note 2 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended June 30, 2011, which is incorporated by reference into this proxy statement.
7)	Performance-dependent restricted stock units (“RSUs”) were granted to each of our NEOs at the beginning of fiscal 2011 in the following amounts: Mr. Dulchinos received 50,000 RSUs; Ms. Cummins received 25,000 RSUs; Mr. Melis received 20,000 RSUs and Mr. Pap Rocki received 18,000 RSUs. However, these RSUs terminated before vesting and were cancelled as corporate financial targets under the Fiscal 2011 Performance Plan were not achieved. For fiscal 2010, represents restricted stock awards made following the close of the fiscal year under the Fiscal 2010 Performance Plan. For fiscal 2009, represents restricted stock awards made in April 2009 in recognition of salary reductions taken by our NEOs in the second half of fiscal 2009.

Option Awards

8)	The amounts in this column represent the aggregate grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock option awards are set forth in Note 2 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended June 30, 2011, which is incorporated by reference into this proxy statement. All options in the table granted in fiscal 2011 were granted pursuant to Adept’s 2003 Stock Option Plan.
9)	Amounts may also reflect time-based options to purchase shares of Adept’s stock as granted under our 2001 Stock Option Plan, 2003 Stock Option Plan or 2005 Equity Incentive Plan.

Non-Equity Incentive Plan Compensation

10)	Reflects quarterly commission payment made or accrued in fiscal 2010 for Mr. Melis based on the achievement of quarterly revenue targets under the fiscal 2010 cash incentive program established for him in his previous role as Vice President Worldwide Sales. Commission payments consisted of (i) 0.1% of revenue achieved between $9.0 million and $12.5 million, plus (ii) 0.5% of revenue achieved between $12.5 million and $15.0 million, plus (iii) 1.0% of revenue in excess of $15.0 million, in each case for the relevant fiscal quarter.

All Other Compensation

11)	Includes payments made by Adept in fiscal 2011 on behalf of Mr. Dulchinos of $16,628 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,274 for housing allowance, which amount varies slightly from year to year due to tax gross up.
12)	Includes payments made by Adept in fiscal 2010 on behalf of Mr. Dulchinos of $15,436 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,689 for housing allowance.
13)	Includes payments made by Adept in fiscal 2009 on behalf of Mr. Dulchinos of $18,256 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,799 for housing allowance.
14)	Reflects health care, long-term disability and life insurance premiums paid by Adept on behalf of Ms. Cummins.
15)	Reflects payments made directly to Mr. Melis for automobile allowance.
16)	Includes a severance payment of $75,885 following Mr. Pap Rocki’s departure from the Company effective February 11, 2011 and $20,865 for health care, long-term disability and life insurance premiums paid by Adept on behalf of Mr. Pap Rocki in fiscal 2011.

Exchange Rate

17)	Mr. Melis is paid in local currency, which is the euro. In fiscal 2011, Mr. Melis was paid a base salary of €170,000 and he received an automobile allowance of €13,010. In fiscal 2010, Mr. Melis was paid a base salary of €127,077, including the temporary salary reductions discussed in “Salary” above, and he received €13,010 in automobile allowance. In fiscal 2009, Mr. Melis was paid a base salary of €127,423, including the temporary salary reductions discussed in “Salary” above, and he received €13,010 in automobile allowance. Salary, automobile allowance and insurance premium amounts shown in dollars in the table above were derived using a daily average exchange rate of US $1.36352 per euro for fiscal 2011, US $1.39233 per euro for fiscal 2010 and US $1.37429 per euro for fiscal 2009. Commission and bonus amounts for all years were calculated in dollars and paid in euros.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under our various equity and non-equity incentive plans during fiscal 2011.

Grant of Plan-Based Awards in Fiscal 2011

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Stock Awards; Number Shares of Stock (#) (3)	All Option Awards; Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Dulchinos—President and Chief Executive Officer	8/31/2010	Restricted	—	—	—	25,000	50,000	50,000	60,000	—	—	—
		stock
	8/31/2010	Cash	—	—	$125,000	—	—	—	—	—	—	—
	8/31/2010	Stock	—	—	—	—	—	—	—	50,000	$4.86	$172,886
		options
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	8/31/2010	Restricted	—	—	—	12,500	25,000	25,000	40,000	—	—	—
		stock
	8/31/2010	Cash	—	—	$62,500	—	—	—	—	—	—	—
	8/31/2010	Stock	—	—	—	—	—	—	—	15,000	$4.86	$51,866
		options
Joachim Melis—Vice President, Business Development	8/31/2010	Restricted	—	—	—	10,000	20,000	20,000	—	—	—	—
		stock
	8/31/2010	Cash	—	—	$50,000	—	—	—	—	—	—	—
	8/31/2010	Stock	—	—	—	—	—	—	—	12,500	$4.86	$43,222
		options
David Pap Rocki – Former Vice President, Worldwide Operations	8/31/2010	Restricted	—	—	—	9,000	18,000	18,000	20,000	—	—	—
		stock
	8/31/2010	Cash	—	—	$45,000	—	—	—	—	—	—	—
	8/31/2010	Stock	—	—	—	—	—	—	—	10,000	$4.86	$34,577
		options

1)	Refers to potential cash payouts under the Fiscal 2011 Performance Plan (the “2011 Plan”), which was adopted on August 31, 2010. Under the 2011 Plan, our named executive officers were eligible to receive cash performance payments in amounts to be determined up to an aggregate of $370,000 upon the overachievement of certain revenue and Adjusted EBITDA performance targets for the fiscal year. Potential cash awards represented 2.5 times the maximum number of restricted stock units that each NEO was eligible to earn under the 2011 Plan, as described below. No cash awards were made for fiscal 2011 as performance targets under the 2011 Plan were not met.
2)	Refers to the potential payout of shares of restricted stock upon settlement of Restricted Stock Units (“RSUs”) under our 2011 Plan, under which our NEOs were awarded performance-dependent RSUs at the beginning of fiscal 2011 that terminated prior to vesting and were subsequently canceled as revenue and Adjusted EBITDA performance targets under the 2011 Plan were not met, as further discussed in Compensation Discussion and Analysis. For the potential share awards, “Threshold” amounts represent a 50% payout, “Target” amounts represent a 100% payout and “Maximum” amounts represent a 150% payout of restricted shares based on a grant value for the RSUs equal to a certain percentage of each NEO’s base salary. All target values were calculated using an estimated price of $5.00 per share of restricted stock. For our CEO, Mr. Dulchinos, the target amount of shares represented 88% of his base salary. For our CFO, Ms. Cummins, the target amount of shares represented 57% of her base salary. For Mr. Melis, the target amount of shares represented 55% of his base salary. For Mr. Pap Rocki, the target amount of shares represented 46% of his base salary. All RSUs granted under the 2011 Plan were subject to vesting and settlement for shares of common stock in quarterly installments over the two-year period following the end of fiscal 2011. All RSUs awarded for fiscal 2011 were forfeited and did not vest or settle as performance targets under the 2011 Plan were not met.
3)	Reflects restricted stock awards granted under the Fiscal 2010 Performance Program related to corporate performance for the previous fiscal year (fiscal 2010) but awarded during fiscal 2011. Mr. Melis was not eligible to earn restricted stock awards under the Fiscal 2010 Performance Program as he was a sales executive of the Company and was compensated under a different program.
4)	Reflects annual stock options awards to promote stock ownership for our NEOs with long-term equity incentive compensation.
5)	The amounts in this column represent the aggregate grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock option awards are set forth in Note 2 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended June 30, 2011, which is incorporated by reference into this proxy statement.

The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of the fiscal year ended June 30, 2011.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Yet Vested		Market Value of Shares of Stock That Have Not Yet Vested (2)
John Dulchinos—President and Chief Executive Officer	2,000	—	$35.81	8/09/2011		37,500	(3)	$152,250
	632	—	$16.55	10/22/2011		50,000	(4)	$203,000
	2,528	—	$16.30	12/14/2011
	2,500	—	$13.95	5/03/2012
	1,625	—	$4.25	4/08/2013	(5)
	6,375	—	$1.50	4/08/2013
	10,000	—	$6.50	9/13/2014
	5,000	—	$5.50	3/09/2015
	2,000	—	$9.85	11/18/2015
	2,500	—	$10.80	2/09/2016
	2,500	—	$13.94	5/05/2016
	18,500	—	$8.067	11/17/2016
	21,541	1,959	$5.74	10/04/2017
	68,750	31,250	$9.48	9/08/2018
	42,500	42,500	$3.07	6/04/2019
	10,416	39,584	$4.86	8/31/2020
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	25,000	—	$7.14	6/08/2017		25,000	(3)	$101,500
	20,625	1,875	$5.74	10/04/2017		25,000	(4)	$101,500
	17,187	7,813	$9.48	9/08/2018
	9,773	10,227	$3.07	6/04/2019
	3,125	11,875	$4.86	8/31/2020
Joachim Melis—Vice President, Business Development	520	—	$23.20	9/6/2011		20,000	(4)	$81,200
	520	—	$13.95	5/3/2012
	500	—	$4.25	4/8/2013	(5)
	2,100	—	$1.50	4/8/2013
	8,000	—	$6.50	9/13/2014
	5,000	—	$5.50	3/9/2015
	2,500	—	$9.85	11/18/2015
	1,500	—	$10.80	2/9/2016
	2,000	—	$13.94	5/5/2016
	5,000	—	$8.067	11/17/2016
	12,833	1,167	$5.74	10/04/2017
	10,312	4,688	$9.48	9/08/2018
	9,773	10,227	$3.07	6/04/2019
	2,604	9,896	$4.86	8/31/2020
David Pap Rocki—Former Vice President, Worldwide Operations (6)	—	—	—	—		—		—

1)	Unless otherwise noted, options vest 1/48th per month over four years.
2)	Represents the market value of unvested restricted stock and unvested Restricted Stock Units (RSUs) held as of June 30, 2011 based on the closing price of a share of Adept common stock of $4.06 on June 30, 2011.
3)	Reflects unvested shares of restricted stock awarded for fiscal 2010 corporate performance on August 31, 2010, which vest quarterly over two years.
4)	Reflects RSUs awarded at the beginning of fiscal 2011 that could be settled for shares of Adept common stock based upon the achievement of certain corporate financial targets. These RSUs were cancelled without vesting or settlement.
5)	To avoid unintended and severe tax penalties to our affected employees that otherwise would have resulted from the IRS’s adoption of IRS Code Section 409A, in January 2007 Adept amended this stock option, which was originally awarded at an exercise price of $1.50 per share in April 2003, to reflect an exercise price of $4.25 per share, and paid the difference in exercise price directly to the option holder.
6)	All option grants and RSUs for Mr. Pap Rocki were canceled following his departure from the Company on February 11, 2011.

The following table sets forth certain information with respect to options exercised by each named executive officer and shares of restricted stock that vested during the fiscal year ended June 30, 2011.

Option Exercises and Stock Vested During Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
John Dulchinos—President and Chief Executive Officer	—	—	25,125	$125,153
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	—	—	17,232	$85,855
Joachim Melis—Vice President, Business Development	—	—	—	—
David Pap Rocki—Former Vice President Worldwide Operations	7,185	$11,326	21,875	$110,788

(1)	The dollar amounts shown for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of Common Stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of Adept common stock on the vesting date, which is the gross taxable income on the value of the gain. Each officer elected to have withheld a sufficient number of shares of restricted stock to pay the taxes due at each vesting. The aggregate number of shares withheld and the total taxes paid on the vested shares during the fiscal year was as follows: Mr. Dulchinos elected to have withheld 9,805 vested shares in payment of a total taxable amount of $48,716; Ms. Cummins elected to have withheld 7,018 vested shares in payment of a total taxable amount of $34,793; and Mr. Pap Rocki elected to have withheld 8,159 vested shares in payment of a total taxable amount of $37,161.

Pension Benefits/NonQualified Deferred Compensation

We do not offer pension benefits other than to a small group of employees in Europe nor do we have non-qualified deferred compensation and therefore have omitted the Pension Benefits and NonQualified Deferred Compensation tables.

Termination / Change in Control Payments

Separation Agreement with David Pap Rocki

On February 4, 2011, we entered into a Separation Agreement and Release of All Claims, referred to as the Separation Agreement, with David Pap Rocki, our former Vice President Worldwide Operations. Under the Separation Agreement, Mr. Pap Rocki received salary, benefits and accrued vacation pay through February 11, 2011, the effective date of his separation, as well as separation pay of $75,885. Adept also agreed to continue to provide Mr. Pap Rocki with medical, dental and vision insurance coverage at the Company’s expense through December 31, 2011. In addition, vesting was accelerated for the remaining unvested shares of restricted stock granted to Mr. Pap Rocki in August 2010 under the Fiscal 2010 Performance Plan, and all remaining unvested restricted stock, Restricted Stock Units and unexercised stock options held by Mr. Pap Rocki were forfeited or canceled, in each case, with appropriate tax withholdings. The Separation Agreement also provides for customary releases of claims, proprietary and confidential information obligations and certain other matters.

Change of Control Agreements with John Dulchinos and Lisa Cummins

In connection with our changes in management in September 2008, we entered into change of control agreements with Mr. Dulchinos, our Chief Executive Officer, and Ms. Cummins, our Chief Financial Officer, that provide for the acceleration of unvested options and restricted stock held by Mr. Dulchinos and Ms. Cummins, respectively, if such executives were terminated without cause or terminated voluntarily for good reason (each as defined in the change of control agreement) within a specified period (generally two years) after a change of control transaction, as defined below, subject to execution of a release and waiver of claims in a form substantially similar to the form generally used by the Company.

The executive’s equity incentives accelerate if, within two years after the change of control, the executive is terminated without cause or the executive terminates due to death, disability, or because executive’s overall compensation plan is not substantially similar and in all events at least as favorable as executive’s compensation prior to the change of control or executive’s authority or duties are not substantially similar taking into consideration that the executive is likely to know longer be a senior executive officer of a public company and may not be a senior executive officer of the surviving corporation although remaining a leader of the acquired business. For such purposes, executive’s authority or duties shall be considered to not be “substantially similar” if, without executive’s consent, (i) there is a substantial diminution or adverse modification in executive’s position or responsibilities; (ii) the company fails to timely pay any portion of executive’s compensation or benefits then due with an opportunity for cure; or (iii) executive’s principal place of employment is relocated to a location increasing executive’s commute by more than 30 miles.

Change in Control Definition

Our 2001 Stock Option Plan defines a “Change in Control” as (i) any merger or consolidation in which Adept shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of Adept’s Common Stock immediately prior to such transaction), (ii) the sale of all or substantially all of Adept’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of Adept, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of Adept before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Compensation Committee, regardless of whether at the time an Option is granted or thereafter.

Our 2001 Stock Option Plan, 2003 Stock Option Plan, 2005 Equity Incentive Plan and the related option grant agreements with our NEOs provide that, upon a change in control of Adept (in each case as defined in the relevant plan), the Compensation Committee may, but is not required to, accelerate the time or times at which any options may be exercised.

Each change of control agreement defines “Change of Control” as (i) any merger or consolidation in which the voting securities of Adept owned by the stockholders immediately prior to such merger or consolidation do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) of the voting securities of Adept immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the voting securities of Adept immediately after such merger or consolidation (other than SSF), shall be excluded from the list of shareholders of Adept immediately prior to such merger or consolidation for purposes of the preceding calculation, (ii) the sale of all or substantially all of Adept’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of that Act), directly or indirectly, of securities of Adept representing more than forty percent (40%) of the total voting power represented by Adept’s then outstanding voting securities (other than SSF), (iv) the dissolution or liquidation of Adept, (v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors, or (vi) any other event substantially similar in substance and result to an event set forth above as determined by the Compensation Committee.

Calculation of Potential Payments and Value of Equity Award Acceleration upon Termination Due to Death or Permanent Disability, or Change in Control

If each of our NEOs terminated their employment as a result of death, a total and permanent disability, or upon a termination in connection with or following change of control on June 30, 2011, they would each have realized the following amounts as a result of the acceleration of all of their unvested restricted stock and options:

Name	Value of Accelerated Vesting of Unvested in-the-Money Stock Options (1)		Value of Accelerated Vesting of Restricted Stock (2)
John Dulchinos—President and Chief Executive Officer	$42,075		$152,250	(3)(4)
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	$10,125		$101,500	(3)(4)
Joachim Melis—Vice President, Business Development	$10,125		$—
David Pap Rocki—Former Vice President Worldwide Operations	—	(5)	$—	(6)

(1)	Each of our option grant agreements with our NEOs provides that upon the date of an NEO’s termination of employment as a result of the death or Total and Permanent Disability of the NEO, the entire option shall become fully exercisable and shall be exercisable for a period expiring on the earlier of six months following termination or the expiration of the option term. Figures in the table above represent the difference between the exercise price of all unvested in-the-money options and the closing price of our common stock on June 30, 2011.
(2)	Represents the market value of unvested restricted stock held as of June 30, 2011 based on the closing price of a share of Adept common stock of $4.06 on June 30, 2011.
(3)	Each of our restricted stock award agreements with our NEOs provides that upon the date of a termination of an NEO’s employment as a result of the death or Total and Permanent Disablement of the NEO, all unvested shares shall vest as of such date of termination of the NEOs employment. Total and Permanent Disability has the meaning set forth in Section 22(e)(3) of the Internal Revenue Code.
(4)	Additionally, under their respective Change of Control Agreements, Mr. Dulchinos and Ms. Cummins would receive acceleration of their unvested restricted stock upon termination due to or within a specified period of time following a change in control.
(5)	Mr. Pap Rocki’s stock options were canceled following his departure from the Company on February 11, 2011.

(6)	Vesting of the unvested shares of restricted stock granted to Mr. Pap Rocki in August 2010 under the Fiscal 2010 Performance Plan was accelerated following Mr. Pap Rocki’s departure from the Company in February 2011 and all other unvested shares were canceled and forfeited.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, the Compensation Committee consisted of Messrs. Kelly, Majteles and Martin. No member of the Compensation Committee is, or was during fiscal 2011, an officer or employee of Adept or any of its subsidiaries. No member of the Compensation Committee is, or was during fiscal 2011, an executive officer of another company whose board of directors has a comparable committee on which one of Adept’s executive officers serves.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of June 30, 2011 including options granted under the now-expired 1995 Director Option Plan, 1993 Stock Plan and 2001 Stock Option Plan, as well as Adept’s currently effective 2003 Stock Option Plan, 2004 Director Plan, 2005 Equity Incentive Plan and 2008 Employee Stock Purchase Plan.

Each of the plans requires stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under such plans, in some cases where required by law or the requirements of the applicable exchange where Adept common stock is listed.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,230,681	(1)	$5.58	805,089	(3)
Equity compensation plans not approved by security holders (2)	201,076	(3)	$7.20	251,501	(2)

Total	1,331,757		$5.70	1,056,590

(1)	Excludes purchase rights accruing under our 2008 Employee Stock Purchase Plan, for which remaining available rights are included in column (c).
(2)	Issued under our 2001 Stock Option Plan which expired in August 2011 and no further securities remain available for issuance under such plan since its expiration. The Board of Directors adopted the 2001 Plan in August 2001 and provided that 520,000 shares of common stock be reserved for issuance thereunder. Options under the 2001 Plan could be granted, as complies with applicable law, to employees either from time to time at the discretion of the Compensation Committee of the Board of Directors or automatically upon the occurrence of specified events, including, without limitation, reduction of at will employees’ salaries and the achievement of performance goals when Adept employed a “salary for options” program (which solely occurred in 2001). The exercise price of the options is at 100% of the fair market value of Adept’s common stock on the date of the grant. Options generally vest over a time period generally consisting of monthly vesting in equal installments over a four-year period. Options granted in 2001 for reduction of at will employees’ salaries vested in equal monthly increments over the salary reduction period. All stock options granted under the 2001 Plan have an expiration date of 10 years from the date of the grant. In October 2003, the Board amended the 2001 Plan to require stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under the plan.
(3)	Includes 100,000 restricted shares awarded as an inducement grant to the Managing Director of the acquired InMoTx business pursuant to a service agreement effective January 10, 2011 (the “Effective Date”). The restricted shares were to vest on the third anniversary of the Effective Date provided that the Managing Director remain employed by a subsidiary of Adept. Following June 30, 2011, 80,500 of such restricted shares were forfeited, and only 19,500 remain outstanding subject to vesting on June 30, 2012 if certain conditions are met and the stockholder remains employed by the Adept subsidiary at January 31, 2012.
(4)	Includes 487,535 shares available for issuance under the 2008 Employee Stock Purchase Plan as of July 1, 2010. Also includes 569,055 shares available for issuance at the end of fiscal 2010 under the 2003 Stock Option Plan, the 2004 Director Plan and the 2005 Equity Incentive Plan. If Proposal Two is approved by the stockholders, any shares remaining available for issuance under the 2004 Director Plan will be added to the 2005 Equity Incentive Plan and the 2004 Director Plan will then terminate so that no further grants are made thereunder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions

Arrangements with Investors in 2003 Financing

On November 18, 2003, Adept completed an equity financing, referred to as the “2003 Financing”, by several investors, including affiliates of Jon D. Gruber and J. Patterson McBaine and affiliates of Austin W. Marxe and David M. Greenhouse as identified in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

Pursuant to the SSF Purchase Agreement (but not the Gruber/McBaine Purchase Agreement), Adept agreed to the director designation rights of SSF. Pursuant to these rights, Mr. Burditt was designated as a nominee for election to Adept’s Board of Directors. Adept also agreed to provide the investors with certain information rights, covenanted to take various actions, including registering the common stock issued in the 2003 Financing, and listing such shares, and refraining from materially reducing its insurance.

Adept also entered into registration rights agreements with the investors in the 2003 Financing, under which we registered the resale of the common stock issued in the 2003 Financing. Adept is obligated to maintain the effectiveness and availability of the registration statement until the shares can be resold without restriction, but the Company has certain rights to delay updating the registration statement or prospectus included in the registration statement during periods while we are in possession of material non-public information that would be required to be included in the prospectus. Adept also has certain customary obligations to indemnify for losses incurred by the investors in connection with any untrue statements of material fact or material omissions in the registration statement and for certain violations of securities and other similar laws.

Adept’s Nominating and Corporate Governance Committee, pursuant to its Charter and unwritten Adept policy, reviews all related party transactions of Adept annually, and as and when they arise as needed. This review covers all “transactions” with a “related person” as such terms are defined in Item 404 of Regulation S-K.

Other Matters

Adept knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Adjournment of the Annual Meeting

In the event that there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the proposal could not be approved unless the Annual Meeting was adjourned in order to permit further solicitation of proxies from holders of Adept common stock. Proxies that are being solicited by Adept’s Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the date, time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the date, time and place at the Annual Meeting. The meeting may be adjourned by the Board of Directors, the CEO or a majority of the shares represented and voting at the Annual Meeting and entitled to vote, regardless of whether there is a quorum present at the Annual Meeting.

A copy of Adept’s Annual Report for fiscal 2011 can be accessed as instructed in the Notice of Internet Availability of Proxy Materials or a paper copy of the Annual Report for fiscal 2011 can be requested as described in the Notice of Internet Availability of Proxy Materials or as described herein by all stockholders entitled to notice of and to vote at the Annual Meeting concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

By Order of the Board of Directors

Lisa M. Cummins
Corporate Secretary and Chief Financial Officer

Dated: September 26, 2011

APPENDIX A

ADEPT TECHNOLOGY, INC.

2005 EQUITY INCENTIVE PLAN

Adopted by the Board June 16, 2005

Approved by the Stockholders November 3, 2005

Amended November 4, 2005 and Approved by the Stockholders November 9, 2007

Amended June 4, 2009 and Approved by the Stockholders November 6, 2009)

Amended August 31, 2011 (for Stockholder Approval November 9, 2011)

Termination Date: June 16, 2015

1.	Purpose

The purpose of the Adept Technology, Inc. 2005 Equity Incentive Plan (the “Plan”) is to advance the interests of Adept Technology, Inc. (the “Company”) by stimulating the efforts of employees, officers, directors and consultants, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan supersedes the Amended and Restated Adept Technology, Inc. 2004 Director Option Plan with respect to awards made on and after November 9, 2011, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Performance Award Units, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms will have the meanings set forth below:

(a) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Award Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Code.

(b) “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means, unless the Committee or the Board provides otherwise, the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries;

(iv) The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a transfer to any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company; or

(v) A complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(f) “Committee” has the meaning set forth in Section 3.

(g) “Company” means Adept Technology, Inc., a Delaware corporation.

(h) “Consultant” means any consultant, independent contractor or adviser rendering services to the Company or any Subsidiary (provided that such person renders bona fide services not in connection with the offering and sale of securities in capital raising transactions).

(i) “Director” means each member of the Board who is not an officer or employee of the Company or any Subsidiary. For purposes of this Plan, the payment of a director’s fee by the Company shall not in and of itself constitute “employment” by the Company.

(j) “Fair Market Value” on a date means the closing price per Share on such date as quoted on the NASDAQ Global Market (“NASDAQ”), the Over-the-Counter Bulletin Board or such other market in which such Share prices are regularly quoted, unless the Committee provides otherwise. If there is no regular public trading market for the Shares, the Fair Market Value of the Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(k) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “Nonqualified Stock Option” means a stock option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 7.

(n) “Participant” means any individual described in Section 4 to whom the Committee grants or has granted Awards and any authorized transferee of such individual.

(o) “Performance Award Unit” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of performance criteria specified in the Award Agreement.

(p) “Plan” means Adept Technology, Inc. 2005 Equity Incentive Plan as set forth herein and as amended from time to time.

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 14(b).

(r) “Restricted Stock” means Shares granted pursuant to Section 9.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(t) “Retirement” shall have the meaning specified by the Committee in the terms of an Award or, in the absence of any such term, shall mean retirement from active employment with the Company or its Subsidiaries (i) at or after age 55 and with the approval of the Committee or (ii) at or after age 65. The determination of the Committee as to an individual’s Retirement shall be conclusive on all parties.

(u) “Shares” means shares of the Company’s common stock, par value $0.001, subject to adjustment as provided in Section 13.

(v) “Stock Appreciation Right” means a right granted pursuant to Section 8 that entitles the Participant to receive, in cash, Shares or a combination thereof, an amount equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares when exercised, over (ii) the exercise price of the right, as established by the Committee when granted.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that the Company directly or indirectly controls.

(x) “Total and Permanent Disablement” shall have the meaning set forth in Section 22(e)(3) of the Code. The determination of the Committee as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.	Administration

(a) Administration of the Plan. The Compensation Committee of the Board or another committee of two or more directors as established by the Board will administer the Plan (the “Committee”). Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or disqualify an Award intended to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.

(b) Delegation of Authority by the Committee. The Committee may delegate to a subcommittee (a “Subcommittee”) composed of one or more officers of the Company (who may but need not be members of the Board) the ability to grant Awards and take the same actions as the Committee described in Section 3(c) or elsewhere in the Plan with respect to Participants who are not executive officers; provided, however, that the resolution authorizing the Subcommittee must specify the total number of Shares that may be subject to Awards granted by the Subcommittee pursuant to the delegated authority. Any Award granted by the Subcommittee will be subject to the form of Award Agreement approved in advance by the Committee. No officer who is a member of the Subcommittee may be granted Awards under the authority delegated to the Subcommittee. Any action by any Subcommittee within the scope of such delegation will be treated for all purposes as if taken by the

Committee and references in this Plan to the Committee will include any such Subcommittee. The Committee may also delegate the administration of the Plan to one or more officers of the Company (each a “Plan Administrator”), and the Plan Administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards, maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, interpret and administer the terms of Award Agreements and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, subject to the Committee’s ultimate authority to administer and interpret the Plan.

(c) Powers of Committee. Subject to the express provisions of this Plan, the Committee will be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible under Section 4 to be granted Awards and the timing of Awards, if any, to be granted to such eligible persons; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or consulting services, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a Change in Control), or other factors; (iv) to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other documents relating to Awards made under this Plan (which may be different) and the terms of or form of any document or notice the Participants are required to deliver to the Company; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 13; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Determinations by the Committee. All decisions, determinations and interpretations by the Committee related to the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, will be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee will consider those factors as it deems relevant, in its sole and absolute discretion, to making any decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by or consulting for a Subsidiary, the Company may implement such a grant, if the Committee so directs, by issuing any subject shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, the Subsidiary may issue the Award by and in its name and the Award will be deemed granted on the date determined by the Committee.

4.	Eligibility

The Committee may select any Director, Consultant or person who is a current or prospective officer or employee (including any member of the Board who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary for the grant of Awards. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code.

5.	Effective Date and Termination of Plan

The Company’s Board adopted this Plan as of June 16, 2005 (the “Effective Date”), subject to approval of the Company’s shareholders. The Plan will remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Board may terminate the Plan at any time. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards previously granted and then in effect.

6.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The maximum aggregate number of Shares issuable pursuant to all Awards is 2,000,000 plus (i) any Shares that were authorized for issuance under the Amended and Restated Adept Technology, Inc. 2004 Director Option Plan (the “Director Plan”) that, as of November 9, 2011, remain available for issuance under the Director Plan (not including any Shares that are subject to, as of November 9, 2011, outstanding awards under the Director Plan or any Shares that prior to November 9, 2011 were issued pursuant to awards granted under the Director Plan) and (ii) any Shares subject to awards granted under the Director Plan that are terminated, expire unexercised, forfeited or settled in cash; provided that, (x) any Shares issued under Options or Stock Appreciation Rights on or after November 9, 2011 shall be counted against this limit on a one-for-one basis; and (ii) any Shares issued under Awards other than Options or Stock Appreciation Rights on or after November 9, 2011 shall be counted against this limit as 1.5 Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards will be subject to adjustment as provided in Section 13. The Shares issued pursuant to Awards granted under this Plan may be authorized and unissued shares or shares that the Company reacquired, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 6(a), the aggregate number of Shares issued under this Plan at any time equals only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares (i) subject to Awards that are canceled, expired, forfeited or otherwise not issued under and Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that become available for issuance or transfer under the Plan under this Section 6(b) will be added back as (x) one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan (or options or stock appreciation rights granted under the Director Plan), and (y) as 1.5 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan (or awards other than options or stock appreciation rights granted under the Director Plan).

(c) Tax Code Limits. The maximum aggregate number of Shares issuable under all Awards granted under this Plan during any calendar year to any one Participant is 160,000, which number will be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan is 2,000,000, which number will be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of a Performance Award Unit granted under this Plan in any calendar year to any Participant that is denominated in dollars (as opposed to Shares) and is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code is Four Hundred Thousand ($400,000).

7.	Options

(a) Option Awards. The Committee may grant Options to Participants at any time prior to the termination of the Plan. No Participant will have any rights as a shareholder with respect to any Shares subject to Options until said Shares have been issued. Each Option will be evidenced by an Award Agreement. Options granted pursuant to the Plan may be different but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Committee will establish the exercise price per Share of each Option, which, in no event will the purchase price be less than the Fair Market Value of a Share on the date of grant; provided, however, that if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the purchase price of the Option must be at least 110 percent of the Fair Market Value of a Share on the date of grant; and provided further, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value on the date such Option is granted if based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares, withholding of Shares deliverable upon exercise or a combination thereof.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 13), at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise or base price or (iii) otherwise reprice such Option.

(d) Vesting and Expiration of Options. Unless otherwise specified by the Committee or in Section 7(f), Options shall vest monthly following the grant date as to 1/48th of the Options granted (for a total of four year vesting) Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of an Option may be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis, and the Committee may take into consideration any accounting consequences to the Company. Notwithstanding the foregoing, unless the Shares are quoted on the NASDAQ or other national stock exchange, in the case of an Option granted to persons other than directors or officers of the Company, the Option’s vesting period shall be at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions including, without limitation, continued employment or consulting services; provided, however, that in the case of an Option granted to officers of the Company or its affiliates, the Option shall vest at any time or during any period established by the Committee subject to the terms of this Plan and the Award Agreement. Each Option will expire within a period of not more than ten (10) years from the date of grant, subject to earlier expiration of an Option upon termination of service as specified in the Award Agreement.

(e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i)if the Participant is a 10% Shareholder, the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 7 to the contrary, options designated as Incentive Stock Options will be ineligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that (i) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months after of termination of employment (or such other period of time provided in Section 422 of the Code).

(f) Automatic Director Option Grants.

(i) Procedure for Grants. All grants of Options to Directors under this Section 7(f) shall be automatic and nondiscretionary and shall be made strictly in accordance with the provisions of this Section 7(f). No person shall have any discretion to select which Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Directors.

(ii) Initial Grant. Each Director who first becomes a Director shall be automatically granted an Option to purchase 10,000 Shares (the “First Option”) on the date on which such person first becomes a Director (whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy); provided, however, that a member of the Board who is not an Director, who first becomes a Director by virtue of ceasing to be an employee of the Company or any Subsidiary while remaining a member of the Board, shall not receive a First Option.

(iii) Annual Grant. Each Director shall be automatically granted an Option to purchase 6,000 Shares (a “Subsequent Option”) at the next meeting of the Board following the annual meeting of the stockholders of the Company in each year that the Plan is in effect provided he or she is then a Director and if as of such date, he or she has served on the Board for at least the preceding six (6) months prior to such date.

(iv) Vesting.

(A) Initial Grants. Subject to Sections 7(f)(v) and 13, each First Option shall become exercisable as to fifty percent (50%) of the Shares subject to the First Option on the date of the next annual meeting of stockholders following the date of grant and the remaining fifty percent (50%) of the Shares subject to the First Option on the date of the second annual meeting of stockholders following the date of grant, provided that the Participant continues to serve as a Director as of such dates.

(B) Annual Grants. Subject to Sections 7(f)(v) and 13, each Subsequent Option shall become exercisable in full on the date of the next annual meeting of stockholders following the date of grant, provided that the Participant continues to serve as a Director on such date.

(v) Treatment Upon Certain Events.

(A) Dissolution or Liquidation. In the event of a Change in Control as described in Section 2(d)(v), to the extent that an Initial Option or Subsequent Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

(B) Merger or Asset Sale.

(1) In the event of a Change in Control as described under Sections 2(d)(i), (iii) or (iv), each outstanding Initial Option or Subsequent Option may be assumed or an equivalent option may be substituted by the successor corporation or a Subsidiary of the successor corporation. If such successor corporation assumes or substitutes an equivalent option for the Initial Option or Subsequent Option, the Initial Option or Subsequent Option or equivalent option shall continue to become exercisable as provided in Section 7(f) for so long as Participant remains a member of the Board or the Participant serves as a director of the successor corporation or a Subsidiary of the successor corporation. Upon the Participant’s termination of status as a member of the Board or of the successor (or Subsidiary thereof), as applicable, following a Change in Control as described under

Sections 2(d)(i), (iii) or (iv), the Participant’s outstanding Initial Option or Subsequent Option(s) shall become fully exercisable, including as to Shares as to which such Initial Option or Subsequent Option(s) would not otherwise be exercisable, and shall remain exercisable in accordance with the applicable Award Agreement.

(2) In the event that the successor corporation does not agree to assume the Initial Option or Subsequent Option or to substitute an equivalent option, each outstanding Initial Option or Subsequent Option shall become fully vested and exercisable, including as to Shares as to which it would not otherwise be exercisable. If an Initial Option or Subsequent Option becomes fully vested and exercisable in accordance with this paragraph, the Board shall notify the Participant that the Initial Option or Subsequent Option shall be fully exercisable, and, to the extent not exercised prior to the Change in Control, the Initial Option or Subsequent Option shall terminate upon the Change in Control.

(vi) Right to Exercise. Each Option shall be exercisable only while the Director remains a member of the Board, except as set forth in Section 7(f)(iv)(C) hereof or in the applicable Award Agreement.

(vii) Terms and Conditions. Except as provided in Section 7(f) or in a Participant’s Award Agreement, the Options shall be subject to the terms and conditions applicable to Options under this Plan.

8.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 7. The provisions of Stock Appreciation Rights do not need to be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan will be granted subject to the same terms and conditions applicable to Options as set forth in Section 7; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option will have the terms and conditions of such Option. Subject to the provisions of Section 7, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it deems appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination of both. Other than in connection with a change in the Company’s capitalization (as described in Section 13), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, (i) reduce the exercise price of such Stock Appreciation Right, (ii) exchange such Stock Appreciation Right for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise or base price or (iii) otherwise reprice such Stock Appreciation Right. Each Stock Appreciation Right will be evidenced by an Award Agreement.

9.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time before the termination of the Plan to Participants selected by the Committee. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms, as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units will be evidenced by an Award Agreement. Unless the Committee determines otherwise, each Restricted Stock Unit will be equal to one Share. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan do not need to be identical, but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth herein.

(b) Contents of Award Agreement. Each Award Agreement will contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Restricted Stock or Restricted Stock Units, (vi) restrictions on the transferability of the Restricted Stock or Restricted Stock Units, and (vii) such further terms and conditions in each case not inconsistent with this Plan as may be determined by the Committee. Shares issued under a Restricted Stock or Restricted Stock Unit Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committees establishes, which may include Qualifying Performance Criteria or other criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based upon continued employment or the passage of time shall vest or be settled in full over a period determined by the Committee, and the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability or in connection with a Change in Control, and the Committee may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Restricted Stock or Restricted Stock Unit is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the Committee, to the extent specified in the Award Agreement, may reduce the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations on the basis of such further considerations as the Committee will determine.

(e) Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted under this Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted will be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee. Any such dividends or distributions will be automatically reinvested in additional Shares of Restricted Stock and subject to the same restrictions on transferability and vesting conditions as the Restricted Stock with respect to which they were distributed. Shares underlying Restricted Stock Units will be entitled to dividends or dividend equivalents only to the extent provided by the Committee. Notwithstanding anything herein to the contrary, in no event shall dividends or dividend equivalents be currently payable with respect to unvested or unearned Restricted Stock Units that are subject to performance criteria.

10.	Performance Award Units

(a) General. Each Performance Award Unit Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to the performance criteria established for a performance period established by the Committee.

(b) Award Agreement. The terms of any Performance Award Unit will be set forth in an Award Agreement. Each Award Agreement evidencing an Performance Award Unit will contain provisions about (i) the target and maximum amount payable to the Participant as a Performance Award Unit, (ii) the performance criteria and level of achievement versus these criteria that will determine the amount of such payment, (iii) the term of the performance period as to which performance will be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Performance Award Unit before actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case consistent with this Plan as the Committee may periodically determine.

(c) Performance Criteria. The Committee will establish the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under a Performance Award Unit, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Performance Award Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Award Unit that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on the Qualifying Performance Criteria the Committee selects and specifies when the Performance Award Unit is granted.

(d) Timing and Form of Payment. The Committee will determine the timing of payment of any Performance Award Unit. Payment of the amount due under a Performance Award Unit may be made in cash or in Shares, as determined by the Committee.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the Committee may, to the extent specified in the Award Agreement, reduce the amount paid under a Performance Award Unit on account of either financial performance or personal performance evaluations on the basis of such further considerations as the Committee will determine.

11.	Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of a Performance Award Unit. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

12.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award will be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify before the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

13.	Adjustment of and Changes in the Stock

(a) The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 6 of this Plan, will be equitably adjusted by the Committee as it determines appropriate to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or otherwise, or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment shall be designed to comply with Sections 409A and 424 of the Code or, except as otherwise expressly provided in Section 6(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

(b) In the event of any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares have been changed, or for which Shares have been exchanged, whether by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee will, in its sole discretion, determine the appropriate and equitable adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options must comply with the requirements, provisions and restrictions of the Code.

(c) No right to purchase fractional Shares will result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the Shares subject to the Award will be rounded down to the nearest whole share. The Company will give notice of any adjustment made to each Participant, and such adjustment (whether or not notice is given) will be effective and binding for all purposes of the Plan.

14.	Qualifying Performance-Based Compensation

(a) General. The Committee may specify a percentage of an Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee will certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued or the amount paid under an

Award intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” will mean any one or more of the following performance criteria or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either quarterly, semi-annually, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as the Committee specifies: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on capital employed), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) earnings before interest, taxes, depreciation and amortization (EBITDA), (xxi) adjusted EBITDA, which is earnings before interest income, taxes, depreciation and amortization, goodwill impairment, merger and acquisition-related expenses and stock-based compensation expense, (xxii) product sales (including new user sales), or (xxiii) customer service. To the extent consistent with Section 162(m) of the Code, the Committee shall appropriately adjust any performance evaluation under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in applicable accounting provisions and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year. For purposes of clarification and not limitation, at the discretion of the Committee, performance criteria employed pursuant to the Plan may also include items not constituting Qualifying Performance Criteria, or the Committee may appropriately adjust any performance evaluation of Qualifying Performance Criteria or such other criteria in a manner not consistent with Section 162(m) of the Code, provided that compensation may not be determined to be “performance-based compensation” pursuant to Section 162(m) of the Code.

15.	Transferability

Unless the Committee specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than (i) by will or the laws of descent and distribution, provided that, if the Shares are quoted on the NASDAQ or other national stock exchange, the Award may also be transferred (ii) pursuant to a domestic relations order or (iii) to any “family member” of the Participant (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms. Notwithstanding the foregoing, clauses (ii) and (iii) immediately above shall not be available with respect to Incentive Stock Options. Each Option or Stock Appreciation Right will be exercisable during the Participant’s lifetime only by the Participant, the Participant’s guardian or legal representative or an individual or an authorized transferee of the Option or Stock Appreciation Right as permitted pursuant to this Plan.

16.	Suspension or Termination of Awards

Except as otherwise provided by the Committee or by applicable law (including, without limitation, Delaware law), if at any time (including after a notice of exercise has been delivered or an Award has vested) the Chief Executive Officer or any other person designated by the Committee (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 16 (which shall constitute “cause” for termination of employment or service), the Authorized Officer, Committee or Board of Directors may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Committee or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, deliberate disregard of Company or Subsidiary rules, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Committee or by applicable law (including, without limitation, Delaware law), (i) neither the Participant nor his or her estate nor transferee will be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Incentive Award lapse, or otherwise receive payment or Shares under any Award, and (ii) the Participant will forfeit all outstanding Awards. In making such determination, the Committee or an Authorized Officer may give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee or an opportunity to submit written comments, documents, information and arguments to be considered by the Committee. Any dispute by a Participant or other person as to the determination of the Committee must be resolved pursuant to Section 23.

17.	Compliance with Laws and Regulations

The grant, issuance, vesting, exercise and settlement of Awards under this Plan, and the obligation of the Company to sell, issue or deliver Shares under such Awards, will be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company will not be required to register in a Participant’s name or deliver any Shares before the completion of any registration or qualification of such Shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Committee will determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries will be relieved of any liability with respect to the failure to issue or sell such Shares absent such requisite authority. No Option will be exercisable and no Shares will be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option or other Award is effective and current or the Company has determined that such registration is unnecessary. In the event that the Committee determines that the Company is prohibited from issuing Shares in respect of an Award pursuant to the preceding sentence, the Committee may, in its sole discretion, provide for a cash payment to the holder of the Award in settlement thereof in lieu of the issuance of Shares under the Award.

If an Award is granted to or held by a Participant employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant must satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of shares issued under an Incentive Stock Option, the vesting of or settlement of Shares or deferred units under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries will not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until the Participant satisfies such obligations. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13, no such amendment will, without the approval of the shareholders of the Company:

(a) increase the maximum number of shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 7(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring shareholder approval by applicable law or under the listing requirements of NASDAQ or other national stock exchange or other market in which Share prices are quoted; or

(g) increase the individual maximum limits in Section 6(c).

No amendment or alteration to the Plan or an Award or Award Agreement will be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent will be required if the Committee determines in its sole discretion and before the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence will not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder will be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation will be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	Arbitration of Disputes

If a Participant or other holder of an Award or person claiming a right under an Award or the Plan wishes to challenge any action of the Committee, the person may do so only by submitting to binding arbitration with respect to such decision. The review by the arbitrator will be limited to determining whether the Participant or other Award holder has proven that the Committee’s decision was arbitrary or capricious. This arbitration will be the sole and exclusive review permitted of the Committee’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration will be made in writing to the Committee within thirty (30) days after the applicable decision by the Committee. The arbitrator will be selected by mutual agreement of the Committee and the Participant. If the Committee and the Participant are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extracontractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, consultancy, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment, consultancy or service for any specified period of time. Neither an Award nor any benefits arising under this Plan will constitute an employment contract with the Company, any Subsidiary and/or its affiliates. This Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25.	Financial Statements

To the extent required by applicable law, each Participant will receive a copy of the Company’s annual financial statements.

26.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

27.	Section 409A

It is intended that any Options, Stock Appreciation Rights, and Restricted Stock issued pursuant to this Plan and any Award Agreement shall not constitute “deferrals of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. It is further intended that any Restricted Stock Units and Performance Award Units issued pursuant to this Plan and any Award Agreement or other written document establishing the terms and conditions of the Award (which may or may not constitute “deferrals of compensation,” depending on the terms of each Award) shall avoid any “plan failures” within the meaning of Section 409A(a)(1) of the Code. The Plan and each Award Agreement or other written document establishing the terms and conditions of an Award is to be interpreted and administered in a manner consistent with these intentions. However, no guarantee or commitment is made that the Plan, any Award Agreement or any other written document establishing the terms and conditions of an Award shall be administered in accordance with the requirements of Section 409A of the Code, with respect to amounts that are subject to such requirements, or that the Plan, any Award Agreement or any other written document establishing the terms and conditions of an Award shall be administered in a manner that avoids the application of Section 409A of the Code, with respect to amounts that are not subject to such requirements.

28.	Required Delay in Payment on Account of a Separation From Service

Notwithstanding any other provision in this Plan, any Award Agreement or any other written document establishing the terms and conditions of an Award, if any Award recipient is a “specified employee,” as defined in Treasury Regulations Section 1.409A-1(i), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Section 409A of the Code), then, to the extent required by Treasury Regulations Section 1.409A-3(i)(2), any payment made to the Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Committee may elect any of the methods of applying this rule that are permitted under Treasury Regulations section 1.409A-3(i)(2)(ii).

VOTE BY INTERNET - www.proxyvote.com
ADEPT TECHNOLOGY, INC. ATTN: LESLIE BRAZELTON 5960 INGLEWOOD DRIVE PLEASANTON, CA 94588	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38459-P16583	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ADEPT TECHNOLOGY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees
	01) Benjamin A. Burditt	04) Michael P. Kelly
	02) John Dulchinos 03) A. Richard Juelis	05) Herbert J. Martin 06) Robert J. Richardson

						For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3:
2.	Approval of amendments to the 2005 Equity Incentive Plan.					☐	☐	☐
3.	Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of the Company for its fiscal year ending June 30, 2012.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented in this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M38460-P16583

ADEPT TECHNOLOGY, INC.

This proxy is solicited by the Board of Directors

2011 Annual Meeting of Stockholders

The stockholder(s) hereby appoint(s) John Dulchinos and Lisa M. Cummins, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Adept Technology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. local time on November 9, 2011, at Adept’s corporate offices located at 5960 Inglewood Drive, Pleasanton, California 94588, and any adjournment(s) and postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

The undersigned stockholder(s) hereby revoke(s) all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting of Stockholders of Adept Technology, Inc.

Continued and to be signed on reverse side